UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

Filed by the Registrant  ☒                            Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

Nektar Therapeutics

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

NEKTAR THERAPEUTICS

455 Mission Bay Boulevard South

San Francisco, California 94158

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 13, 2013

AT 2:00 P.M. PACIFIC TIME

Dear Stockholder:

You are cordially invited to attend the 2013 Annual Meeting of Stockholders of Nektar Therapeutics, a Delaware corporation. The 2013 Annual Meeting will be held on Thursday, June 13, 2013, at 2:00 p.m. local time at Nektar Therapeutics, 455 Mission Bay Boulevard South, San Francisco, California 94158, for the following purposes:

1.	To elect three directors with terms to expire at the 2016 Annual Meeting of Stockholders.

2.	To ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2013.

3.	To approve a non-binding advisory resolution regarding our executive compensation (a “say-on-pay” vote).

4.	To conduct any other business properly brought before the 2013 Annual Meeting.

These items of business are more fully described in the Proxy Statement accompanying this Notice of Annual Meeting of Stockholders. The record date for the 2013 Annual Meeting is April 15, 2013. Only stockholders of record at the close of business on that date are entitled to notice of, and to vote at, the 2013 Annual Meeting or any adjournment thereof.

Your vote is very important. Whether or not you attend the 2013 Annual Meeting in person, it is important that your shares be represented. You may vote your proxy on the Internet, by phone or by mail in accordance with the instructions in the Notice of Availability of Proxy Materials.

On behalf of the Board of Directors, thank you for your participation in this important annual process.

By Order of the Board of Directors

Gil M. Labrucherie

Gil M. Labrucherie

Senior Vice President, General Counsel and

Secretary

San Francisco, California

May 3, 2013

YOU ARE CORDIALLY INVITED TO ATTEND THE ANNUAL MEETING IN PERSON. WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING, PLEASE VOTE ON THE INTERNET, BY PHONE OR BY MAIL AS INSTRUCTED IN THE NOTICE OF AVAILABILITY OF PROXY MATERIALS, AS PROMPTLY AS POSSIBLE IN ORDER TO ENSURE YOUR REPRESENTATION AT THE MEETING. EVEN IF YOU HAVE VOTED BY PROXY, YOU MAY STILL VOTE IN PERSON IF YOU ATTEND THE ANNUAL MEETING. PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE ANNUAL MEETING, YOU MUST OBTAIN A PROXY ISSUED IN YOUR NAME FROM THAT RECORD HOLDER.

NEKTAR THERAPEUTICS

455 Mission Bay Boulevard South

San Francisco, California 94158

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 13, 2013

AT 2:00 P.M. PACIFIC TIME

QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING PROCEDURES

WHY AM I RECEIVING THESE MATERIALS?

We sent you a Notice of Availability of Proxy Materials (the “Notice”) because the board of directors of Nektar Therapeutics (“Nektar,” the “company,” “we” or “us”) is soliciting your proxy to vote at our 2013 annual meeting of stockholders (the “Annual Meeting”) to be held on June 13, 2013 at 2:00 p.m. local time at Nektar Therapeutics, 455 Mission Bay Boulevard South, San Francisco, California 94158. We invite you to attend the Annual Meeting to vote on the proposals described in this proxy statement. However, you do not need to attend the meeting to vote your shares. Instead, you may vote by proxy over the Internet or by phone by following the instructions provided in the Notice or, if you request printed copies of the proxy materials by mail, you may vote by mail.

The Notice was first sent or made available on or about May 3, 2013 to all stockholders of record entitled to vote at the Annual Meeting.

WHO CAN VOTE AT THE ANNUAL MEETING?

Only stockholders of record at the close of business on April 15, 2013 will be entitled to vote at the Annual Meeting. On this record date, there were 115,495,796 shares of common stock outstanding and entitled to vote.

Stockholder of Record: Shares Registered in Your Name

If, on April 15, 2013, your shares were registered directly in your name with our transfer agent, Computershare Investor Services, LLC, then you are a stockholder of record. The Notice will be sent to you by mail directly by us. As a stockholder of record, you may vote in person at the Annual Meeting or vote by proxy. Whether or not you plan to attend the Annual Meeting, we urge you to vote on the Internet or by phone as instructed in the Notice or by proxy by mail by requesting a paper copy of the proxy materials as instructed in the Notice to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker, Bank or Other Agent

If, on April 15, 2013, your shares were held in an account at a brokerage firm, bank or other agent, then you are the beneficial owner of shares held in “street name” and the Notice is being forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker, bank or other agent on how to vote the shares in your account. Your brokerage firm, bank or other agent will not be able to vote in the election of directors unless they have your voting instructions, so it is very important that you indicate your voting instructions to the institution holding your shares.

You are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the Annual Meeting unless you request and obtain a valid proxy from your broker, bank or other agent.

WHAT AM I VOTING ON?

There are three matters scheduled for a vote:

•	Proposal 1: To elect three directors with terms to expire at the 2016 Annual Meeting of Stockholders.

•	Proposal 2: To ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2013.

•	Proposal 3: To approve a non-binding advisory resolution regarding our executive compensation (a “say-on-pay” vote).

HOW ARE PROXY MATERIALS DISTRIBUTED?

Under rules adopted by the Securities and Exchange Commission (“SEC”), we are sending the Notice to our stockholders of record and beneficial owners as of April 15, 2013. Stockholders will have the ability to access the proxy materials, including this proxy statement and our Annual Report on Form 10-K for the fiscal year ended December 31, 2012, on the Internet at www.nektar.com or to request a printed or electronic set of the proxy materials at no charge. Instructions on how to access the proxy materials over the Internet and how to request a printed copy may be found on the Notice.

In addition, any stockholder may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis. Choosing to receive future proxy materials by email will save us the cost of printing and mailing documents to stockholders and will reduce the impact of annual meetings on the environment. A stockholder who chooses to receive future proxy materials by email will receive an email prior to next year’s annual meeting with instructions containing a link to those materials and a link to the proxy voting website. A stockholder’s election to receive proxy materials by email will remain in effect until the stockholder terminates it.

HOW DO I VOTE?

You may either vote “For” or “Against” or abstain from voting with respect to each nominee to the board of directors. For proposals 2 and 3, you may vote “For” or “Against” or abstain from voting. The procedures for voting are:

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record as of April 15, 2013, you may vote in person at the Annual Meeting, vote by proxy over the Internet or by phone by following the instructions provided in the Notice or, if you request printed copies of the proxy materials by mail, you may vote by mail. If your proxy is properly executed in time to be voted at the Annual Meeting, the shares represented by the proxy will be voted in accordance with the instructions you provide. Whether or not you plan to attend the Annual Meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the Annual Meeting and vote in person if you have already voted by proxy.

1.	To vote in person, come to the Annual Meeting and we will give you a ballot when you arrive.

2.	To vote on the Internet, go to www.proxyvote.com to complete an electronic proxy card. You will be asked to provide the 12-digit control number from the Notice and follow the instructions. Your vote must be received by 11:59 p.m., Eastern Time on June 12, 2013 to be counted.

3.	To vote by phone, request a paper or email copy of the proxy materials by following the instructions on the Notice and call the number provided with the proxy materials to transmit your voting instructions. Your vote must be received by 11:59 p.m., Eastern Time on June 12, 2013 to be counted.

4.	To vote by mail, request a paper copy of the proxy materials by following the instructions on the Notice and complete, sign and date the proxy card enclosed with the paper copy of the proxy materials and return it promptly in the envelope provided. If you return your signed proxy card to us before the Annual Meeting, we will vote your shares as you direct.

Beneficial Owner: Shares Registered in the Name of a Broker, Bank or Other Agent

If you are a beneficial owner of shares registered in the name of your broker, bank or other agent, you should have received a Notice and voting instructions from that organization rather than from us. Simply follow the instructions to ensure that your vote is counted. To vote in person at the Annual Meeting, you must obtain a valid proxy from your broker, bank or other agent. Follow the instructions from your broker, bank or other agent included with the Notice, or contact your broker, bank or other agent.

We provide Internet proxy voting to allow you to vote your shares on-line, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your Internet access, such as usage charges from Internet access providers and telephone companies.

HOW MANY VOTES DO I HAVE?

On each matter to be voted upon, you have one vote for each share of common stock you owned as of April 15, 2013.

WHAT IS THE QUORUM REQUIREMENT?

A quorum of stockholders is necessary to take any action at the meeting (other than to adjourn the meeting). The presence, in person or by proxy duly authorized, of the holders of a majority of the outstanding shares of stock entitled to vote will constitute a quorum. On April 15, 2013, there were 115,495,796 shares outstanding and entitled to vote.

Your shares will be counted towards the quorum only if you submit a valid proxy or vote in person at the Annual Meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, the chairman of the Annual Meeting or a majority of the votes present at the Annual Meeting may adjourn the Annual Meeting to another date.

WHAT IF I RETURN A PROXY CARD BUT DO NOT MAKE SPECIFIC CHOICES?

If you are a stockholder of record and you return a proxy card without marking any voting selections, your shares will be voted:

1.	Proposal 1: “For” election of all three nominees for director.

2.	Proposal 2: “For” the ratification of the audit committee’s selection of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2013.

3.	Proposal 3: “For” the approval of the resolution regarding executive compensation.

If any other matter is properly presented at the meeting, your proxy (one of the individuals named on your proxy card) will vote your shares using his best judgment.

If you are a beneficial owner of shares registered in the name of your broker, bank or other agent, your shares are held by your broker, bank or other agent as your nominee (that is, in “street name”) and you will need to obtain a proxy form from the organization that holds your shares and follow the instructions included on that form regarding how to instruct the organization to vote your shares. If you do not give instructions to your broker, bank or other agent, it can vote your shares with respect to “discretionary” items but not with respect to “non-discretionary” items. Discretionary items are proposals considered routine under the rules of various national securities exchanges, and, in the absence of your voting instructions, your broker, bank or other agent may vote your shares held in street name on such proposals. Non-discretionary items are proposals considered non-routine under the rules of various national securities exchanges, and, in the absence of your voting instructions, your broker, bank or other agent may not vote your shares held in street name on such proposals and the shares will be treated as broker non-votes. Proposals 1 and 3 are matters considered non-routine under the applicable rules. If you do not give your broker specific instructions, the broker may not vote your shares on Proposals 1 and 3 and therefore there may be broker non-votes on Proposals 1 and 3. Proposal 2 involves a matter we believe to be routine and thus if you do not give instructions to your broker, the broker may vote your shares in its discretion on Proposal 2 and therefore no broker non-votes are expected to exist in connection with Proposal 2.

HOW ARE VOTES COUNTED?

Votes will be counted by the inspector of election appointed for the Annual Meeting, who will count, with respect to Proposals 1, 2 and 3, “For” votes, “Against” votes and abstentions, and with respect to Proposals 1 and 3, broker non-votes.

WHO WILL SERVE AS INSPECTOR OF ELECTIONS?

A representative of Broadridge Financial Solutions, Inc. will serve as the inspector of elections.

HOW MANY VOTES ARE NEEDED TO APPROVE EACH PROPOSAL?

•

For Proposal 1 electing three members of the board of directors, each director must receive a “For” vote from a majority of the votes cast at the Annual Meeting and entitled to vote on the election of directors. A majority of votes cast shall mean that the number of shares voted “For” a director’s election exceeds fifty percent (50%) of the number of votes cast with respect to that director’s election, with votes cast including votes “Against” in each case and excluding abstentions with respect to that director’s election.

•

For Proposal 2 ratifying the audit committee’s selection of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2013, the proposal must receive a “For” vote from the majority of the shares present and properly cast either in person or by proxy.

•	For Proposal 3 approving the resolution regarding executive compensation, the proposal must receive a “For” vote from the majority of the shares present and properly cast either in person or by proxy.

WHO IS PAYING FOR THIS PROXY SOLICITATION?

We will pay for the entire cost of soliciting proxies. In addition to the Notice and the proxy materials, our directors and employees may also solicit proxies in person, by telephone or by other means of communication. We will not pay our directors and employees any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding the Notice and any other proxy materials to beneficial owners.

WHAT DOES IT MEAN IF I RECEIVE MORE THAN ONE NOTICE?

If you receive more than one Notice, your shares are registered in more than one name or are registered in different accounts. Please vote by proxy according to each Notice to ensure that all of your shares are voted.

CAN I CHANGE MY VOTE AFTER SUBMITTING MY PROXY?

Yes, you can revoke your proxy at any time before the final vote at the Annual Meeting. If you are a stockholder of record, you may revoke your proxy in any one of three ways:

1.	A duly executed proxy card with a later date or time than the previously submitted proxy;

2.	A written notice that you are revoking your proxy to our Secretary, care of Nektar Therapeutics, at 455 Mission Bay Boulevard South, San Francisco, California 94158; or

3.	A later-dated vote on the Internet or by phone or a ballot cast in person at the Annual Meeting (simply attending the Annual Meeting will not, by itself, revoke your proxy).

If you are a beneficial owner, you may revoke your proxy by submitting new instructions to your broker, bank or other agent, or if you have received a proxy from your broker, bank or other agent giving you the right to vote your shares at the Annual Meeting, by attending the meeting and voting in person.

WHEN ARE STOCKHOLDER PROPOSALS DUE FOR NEXT YEAR’S ANNUAL MEETING?

Pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), some stockholder proposals may be eligible for inclusion in our 2014 proxy statement. Any such proposal must be submitted in writing by January 3, 2014, to our Secretary, care of Nektar Therapeutics, 455 Mission Bay Boulevard South, San Francisco, California 94158. If we change the date of our 2014 annual meeting by more than 30 days from the date of the previous year’s annual meeting, the deadline shall be a reasonable time before we begin to print and send our proxy materials. Stockholders interested in submitting such a proposal are advised to contact knowledgeable counsel with regard to the detailed requirements of the applicable securities laws and our bylaws. The submission of a stockholder proposal does not guarantee that it will be included in our proxy statement.

Alternatively, under our bylaws, if you wish to submit a proposal that is not to be included in next year’s proxy statement or nominate a director, you must provide specific information to us no earlier than March 14, 2014 and no later than the close of business on April 14, 2014. If we change the date of our 2014 annual meeting by more than 30 days from the date of the previous year’s annual meeting, the deadline shall be changed to not later than the sixtieth day prior to such annual meeting and no earlier than the close of business on the ninetieth day prior to such annual meeting. In the event we provide less than 70 days’ notice or prior public disclosure of the date of the annual meeting, the stockholder proposal or nomination must be received not later than the tenth day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure was made. The public announcement of an adjournment or postponement of the 2014 Annual Meeting does not commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described in this proxy statement. You are advised to review our bylaws, which contain additional requirements with respect to advance notice of stockholder proposals and director nominees.

A stockholder’s submission must include certain specific information concerning the proposal or nominee, as the case may be, and information as to the stockholder’s ownership of our common stock. Proposals or nominations not meeting these requirements will not be entertained at any annual meeting.

In relation to stockholder proposals and nominations, in certain instances we may exercise discretionary voting authority under proxies held by the board of directors. For instance, if we do not receive a stockholder proposal by April 14, 2014, we may exercise discretionary voting authority under proxies held by the board of directors on such stockholder proposal. If we change the date of our 2014 annual meeting by more than 30 days from the date of the previous year’s annual meeting, the deadline will change to a reasonable time before we begin to print and send our proxy materials. In addition, even if we are notified of a stockholder proposal within the time requirements discussed above, if the stockholder does not comply with certain requirements of the Exchange Act, we may exercise discretionary voting authority under proxies held by the board of directors on such stockholder proposal if we include advice in our proxy statement on the nature of the matter and how we intend to exercise our discretion to vote on the matter.

WHAT IS “HOUSEHOLDING” AND HOW DOES IT AFFECT ME?

We have adopted a procedure approved by the SEC called “householding.” Under this procedure, stockholders who have the same address may receive only one copy of the Notice, unless one or more of these stockholders notifies us that they wish to receive individual copies of the Notice and, if requested, other proxy materials. This process potentially means extra convenience for stockholders and cost savings for companies.

If you are a beneficial owner of our common stock, once you receive notice from your broker, bank or other agent that they will be householding communications to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive separate Notices or other proxy materials, please notify your broker, bank or other agent, direct your written request to Nektar Therapeutics, Secretary, 455 Mission Bay Boulevard South, San Francisco, California 94158 or contact our Secretary at (415) 482-5300. Stockholders who currently receive multiple copies of the Notice or other proxy materials at their address and would like to request householding of their communications should contact their broker, bank or other agent.

HOW CAN I FIND OUT THE RESULTS OF THE VOTING AT THE ANNUAL MEETING?

Preliminary voting results will be announced at the Annual Meeting. Final voting results will be published in a Current Report on Form 8-K filed with the SEC within four business days following the Annual Meeting.

PROPOSAL 1

ELECTION OF DIRECTORS

Our board of directors is presently comprised of nine (9) directors and is divided into three (3) classes. Each class consists of one third of the total number of directors, and each class has a three (3) year term. There are three (3) current directors in Class III, whose term of office expires in 2013: R. Scott Greer, Christopher A. Kuebler and Lutz Lingnau. Each of the current directors in Class III has been nominated for reelection at the Annual Meeting. Messrs. Greer, Kuebler and Lingnau were all previously elected by the stockholders. Vacancies on the board, including vacancies created by an increase in the number of directors, are filled only by persons elected by a majority of the remaining directors. A director elected by the board to fill a vacancy in a class serves until the earlier of the remainder of the full term of that class, that director’s successor is elected and qualified or their death, resignation or removal.

Directors are elected by a majority of the votes cast at the Annual Meeting and entitled to vote on the election of directors. A majority of votes cast shall mean that the number of shares voted “For” a director’s election exceeds fifty percent (50%) of the number of votes cast with respect to that director’s election, with votes cast including votes “Against” in each case and excluding abstentions with respect to that director’s election. Shares represented by executed proxies will be voted for the election of the three nominees named below, unless the “Against” or “Abstain” voting selection has been marked on the proxy card. If any nominee becomes unavailable for election as a result of an unexpected occurrence, shares that would otherwise be voted for such nominee will be voted for the election of a substitute nominee proposed by the nominating and corporate governance committee and nominated by the board of directors. Each person nominated for election has agreed to serve if elected. Our management has no reason to believe that any nominee will be unable to serve. If elected at the Annual Meeting, each of the nominees will serve until the earliest of the 2016 annual meeting, their successor is elected and qualified or their death, resignation or removal.

The following is a brief biography of each nominee.

R. Scott Greer

R. Scott Greer, age 54, has served as our director since February 2010. Mr. Greer currently serves as Managing Director of Numenor Ventures, LLC, a venture capital firm. In 1996, Mr. Greer co-founded Abgenix, Inc., a company that specialized in the discovery, development and manufacture of human therapeutic antibodies, and from June 1996 through May 2002, he served as its Chief Executive Officer. He also served as a director of Abgenix from 1996 and Chairman of the board of directors from 2000 until the acquisition of Abgenix by Amgen, Inc. in April 2006. Prior to Abgenix’s formation, Mr. Greer held senior management positions at Cell Genesys, Inc., a biotechnology company, initially as Chief Financial Officer and Vice President of Corporate Development and later as Senior Vice President of Corporate Development, and various positions at Genetics Institute, Inc., a biotechnology research and development company. Mr. Greer served as a member of the board of directors of Sirna Therapeutics, Inc., a biotechnology company, from 2003, and as its Chairman of the board of directors from 2005, through the closing of the acquisition of Sirna by Merck & Co., Inc. in December 2006. From 2001 to 2005, Mr. Greer served as a member of the board of directors of Illumina, Inc., a provider of integrated systems for the analysis of genetic variation and biological function, and from 2001 to 2004, he served as member of the board of directors of CV Therapeutics, Inc., a biotechnology company. He currently serves as a member of the board of directors of StemCells, Inc., a biopharmaceutical company focused on stem cell therapeutics and is chairman of the board of directors of Ablexis LLC, a private development-stage biotechnology company. Mr. Greer received a B.A. in Economics from Whitman College and an M.B.A. degree from Harvard University. He also was a certified public accountant.

Christopher A. Kuebler

Christopher A. Kuebler, age 59, has served as our director since December 2001. Mr. Kuebler also currently serves on the board of directors of Waters Corporation, an analytical technologies services company. From

January 1997 to December 2005, Mr. Kuebler served as Chairman of the Board of Covance Inc., a drug development services company, and from November 1994 to December 2004, served as its Chief Executive Officer. From March 1993 through November 1994, he was the Corporate Vice President, European Operations for Abbott Laboratories, a diversified health care company. From January 1986 until March 1993, Mr. Kuebler served in various commercial positions for Abbott Laboratories’ Pharmaceutical Division and was that Division’s Vice President, Sales and Marketing prior to taking the position of Corporate Vice President, European Operations. Before that, he held positions at Squibb Inc. and Monsanto Health Care. Mr. Kuebler holds a B.S. in Biological Science from Florida State University.

Lutz Lingnau

Lutz Lingnau, age 70, has served as our director since August 2007. Mr. Lingnau retired from Schering AG Group, Germany, in December 2005 as a member of Schering AG’s Executive Board and as Vice Chairman, President and Chief Executive Officer of Schering Berlin, Inc., a United States subsidiary. Prior to his retirement, Mr. Lingnau was responsible for Schering AG’s worldwide specialized therapeutics and dermatology businesses. He joined Schering AG’s business trainee program in 1966. Throughout his career at Schering AG, he served in various capacities and in a number of subsidiaries in South America and the United States, including his roles as President of Berlex Laboratories, Inc., from 1983 to 1985, as the Head of Worldwide Sales and Marketing in the Pharmaceutical Division of Schering AG, from 1985 to 1989, and as Chairman of Berlex Laboratories, Inc. from 1985 to 2005. Mr. Lingnau was a member of the Supervisory Board of LANXESS AG, a specialty chemicals company listed on the Frankfurt Stock Exchange from 2005 to May 2010. From December 2006 through September 2009, he served as Chairman of the board of directors of Micropharma Limited, a private biotechnology company, and was a member of was a member of the board of directors of Sirna Therapeutics, Inc., a biotechnology company, from February 2006 through the closing of the acquisition of Sirna by Merck & Co., Inc. in December 2006.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH NAMED NOMINEE.

PROPOSAL 2

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The audit committee of the board of directors has selected Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2013, and has further directed that management submit the selection of our independent registered public accounting firm for ratification by the stockholders at the Annual Meeting. Ernst & Young LLP has audited our financial statements since our inception in 1990. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Neither our bylaws nor other governing documents or law require stockholder ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm. However, the audit committee is submitting the selection of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the audit committee will reconsider whether or not to retain Ernst & Young LLP. Even if the selection is ratified, the audit committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if the committee determines that such a change would be in our best interests and our stockholders’ best interest.

The affirmative vote of the holders of a majority of the shares of our common stock present in person or represented by proxy at the Annual Meeting and cast on this proposal will be required to ratify the selection of Ernst & Young LLP for our fiscal year ending December 31, 2013. Abstentions will have the effect of a vote against the ratification of Ernst & Young LLP as our independent registered public accounting firm. No broker non-votes are expected to exist in connection with this proposal.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF PROPOSAL 2.

PROPOSAL 3

ADVISORY VOTE ON EXECUTIVE COMPENSATION

The board of directors is committed to excellence in governance and is aware of the significant interest in executive compensation matters by investors and the general public.

We have designed our executive compensation program to attract, motivate, reward and retain the senior management talent required to achieve our corporate objectives and increase stockholder value. We believe that our compensation policies and procedures are centered on pay-for-performance principles and are strongly aligned with the long-term interests of our stockholders.

We urge you to carefully review the Compensation Discussion and Analysis section of this proxy statement for details on our executive compensation, including our compensation philosophy and objectives and the 2012 compensation of the Named Executive Officers described in “Information About the Executive Officers—Compensation Discussion and Analysis—Introduction.”

We are presenting this proposal, which gives you as a stockholder the opportunity to endorse or not endorse our compensation program for the Named Executive Officers by voting for or against the following resolution (a “say-on-pay” vote), as required pursuant to Section 14A of the Exchange Act:

“RESOLVED, that the compensation paid to the company’s Named Executive Officers, as disclosed pursuant to Item 402 of Regulation S-K promulgated by the SEC, including the Compensation Discussion and Analysis, compensation tables and related narrative discussion contained in the proxy statement for the company’s 2013 Annual Meeting is hereby APPROVED.”

While the vote on the resolution is advisory in nature and therefore will not bind us to take any particular action, our board of directors and our organization and compensation committee intend to carefully consider the stockholder vote resulting from the proposal in making future decisions regarding our compensation program.

Based on the results of voting at our 2011 annual meeting of stockholders, we have determined to hold a non-binding advisory vote on the compensation of Named Executive Officers every year, until the next non-binding advisory vote on the frequency of future advisory votes on the compensation of our Named Executive Officers. Accordingly, we expect that our next say-on-pay vote will be held at the 2014 annual meeting of stockholders. An advisory vote on the frequency of future advisory votes on the compensation paid to our Named Executive Officers is required to be held at least once every six years.

The affirmative vote of a majority of the votes cast by holders of the shares of common stock present in person or represented by proxy at the Annual Meeting is required (on a non-binding advisory basis) for approval of this proposal. Abstentions are treated as shares represented in person or by proxy and entitled to vote at the Annual Meeting and, therefore, will have the effect of a vote against this proposal. Broker non-votes will have no effect on the outcome of the vote.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF PROPOSAL 3.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the ownership of our common stock as of April 15, 2013, by: (i) each director and nominee for director; (ii) each of our Named Executive Officers; (iii) all of our executive officers and directors as a group; and (iv) all those known by us to be beneficial owners of more than five percent of our common stock.

	Beneficial Ownership**
Beneficial Owner	Number of Shares	Percent of Total
OppenheimerFunds, Inc. and related entities (1)	22,700,000	19.65%
HealthCor Management, L.P. and related entities (2)	11,000,000	9.52%
Blackrock, Inc. and certain subsidiaries (3)	7,372,196	6.38%
The Vanguard Group (4)	6,674,028	5.78%
PRIMECAP Management Company (5)	6,469,856	5.60%
Federated Investors, Inc. and related parties (6)	5,828,500	5.05%
Robert B. Chess (7)	542,622	*
R. Scott Greer (8)	169,999	*
Joseph J. Krivulka (9)	179,166	*
Christopher A. Kuebler (10)	221,666	*
Lutz Lingnau (11)	185,616	*
Howard W. Robin (12)	2,912,492	2.52%
Susan Wang (13)	216,541	*
Roy A. Whitfield (14)	191,666	*
Dennis Winger (15)	136,666	*
Rinko Ghosh (16)	582,484	*
Gil M. Labrucherie (17)	827,901	*
Robert A. Medve, M.D. (18)	116,728	*
John Nicholson (19)	851,124	*
All executive officers and directors as a group (16 persons)	8,156,476	7.06%

*	Denotes ownership percentage less than 1%.
**	This table is based upon information supplied by officers, directors and principal stockholders and Schedules 13G filed with the SEC. Unless otherwise indicated in the footnotes to this table, and subject to community property laws where applicable, we believe that each of the stockholders named in the table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 115,495,796 shares outstanding on April 15, 2013, adjusted as required by rules promulgated by the SEC.
(1)	Based solely on the Schedule 13G/A (Amendment No. 15) filed with the SEC on February 13, 2013 by OppenheimerFunds, Inc., a registered investment adviser under Section 203 of the Investment Advisers Act of 1940, and Oppenheimer Global Opportunities Fund, an investment company registered under Section 8 of the Investment Company Act of 1940. Oppenheimer Global Opportunities Fund has sole voting and shared dispositive power with respect to 22,700,000 shares of our common stock. OppenheimerFunds, Inc. has shared voting and dispositive power with respect to the 22,700,000 shares of our common stock beneficially owned by Oppenheimer Global Opportunities Fund. OppenheimerFunds, Inc. disclaims beneficial ownership as an investment adviser pursuant to Rule 13d-4 of the Exchange Act.
(2)

Based solely on the Schedule 13G/A (Amendment No. 6) filed with the SEC on February 14, 2013 by HealthCor Management, L.P. and related persons. Collectively, HealthCor Offshore Master Fund, L.P., HealthCor Hybrid Offshore Master Fund, L.P. and Healthcor Long Offshore Master Fund, L.P. (each a “Fund” and together, the “Funds”) are the beneficial owners of a total of 11,000,000 shares of our common stock. HealthCor Offshore GP, LLC is the general partner of HealthCor Offshore Master Fund, L.P. Accordingly, HealthCor Offshore GP, LLC may be deemed to beneficially own the shares of our common stock that are beneficially owned by HealthCor Offshore Master Fund, L.P. HealthCor Group, LLC is the general partner of HealthCor Offshore GP, LLC and, therefore, may be deemed to beneficially own the shares of our common stock that are beneficially owned by HealthCor Offshore Master Fund, L.P. HealthCor Hybrid Offshore GP, LLC is the general partner of HealthCor Hybrid Offshore Master Fund, L.P. Accordingly, HealthCor Hybrid Offshore GP, LLC may be deemed to beneficially own the shares of our common stock that are beneficially owned by HealthCor Hybrid Offshore Master Fund, L.P. HealthCor Group, LLC is the general partner of HealthCor Hybrid Offshore GP, LLC and, therefore, may be deemed to beneficially own the shares of our common stock that are beneficially owned by HealthCor Hybrid Offshore Master Fund, L.P. HealthCor Long Master GP, LLC is the general partner of HealthCor Long Offshore Master Fund, L.P. Accordingly, HealthCor Long Master GP, LLC may be deemed to beneficially own the shares of our common stock that are beneficially owned by HealthCor Long Offshore Master Fund, L.P. HealthCor Group, LLC is the general partner of HealthCor Long Master GP, LLC and therefore may be deemed to beneficially own the shares of our common stock that are beneficially owned by HealthCor Long Offshore Master Fund, L.P.

By virtue of its position as the investment manager of the Funds, HealthCor Management, L.P. may be deemed a beneficial owner of all the shares of our common stock owned by the Funds. HealthCor Associates, LLC is the general partner of HealthCor Management, L.P. and thus may also be deemed to beneficially own the shares of our common stock that are beneficially owned by the Funds. As the Managers of HealthCor Associates, LLC, Arthur Cohen and Joseph Healey exercise both voting and investment power with respect to the shares of our common stock reported in the Schedule 13G/A (Amendment No. 6) filed by HealthCor Management, L.P. and related entities, and therefore each may be deemed a beneficial owner of such common stock. Each of the reporting persons disclaims any beneficial ownership of any such shares of our common stock in excess of their actual pecuniary interest therein.

(3)	Based solely on the Schedule 13G/A (Amendment No. 3) filed with the SEC on February 5, 2013 by BlackRock, Inc., a parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G). BlackRock, Inc. has the sole voting and dispositive power with respect to 7,372,196 shares of our common stock.
(4)	Based solely on the Schedule 13G filed with the SEC on February 12, 2013 by The Vanguard Group, a registered investment adviser under Section 203 of the Investment Advisers Act of 1940. The Vanguard Group has the sole voting power with respect to 169,962 shares of our common stock, sole dispositive power with respect to 6,510,866 shares of our common stock and shared dispositive power with respect to 163,162 shares of our common stock.
(5)	Based solely on the Schedule 13G/A (Amendment No. 2) filed with the SEC on February 14, 2013 by PRIMECAP Management Company, a registered investment adviser under Section 203 of the Investment Advisers Act of 1940. PRIMECAP Management Company has the sole voting power with respect to 5,301,156 shares of our common stock and sole dispositive power with respect to 6,469,856 shares of our common stock.
(6)	Based solely on the Schedule 13G filed with the SEC on February 12, 2013 by Federated Investors, Inc. (“Federated”), Voting Shares Irrevocable Trust, John F. Donahue, Rhodora J. Donahue and J. Christopher Donahue. Federated is the parent holding company of Federated Equity Management Company of Pennsylvania and Federated Global Investment Management Corp., which act as investment advisers to registered investment companies and separate accounts that own shares of our common stock. Federated Equity Management Company of Pennsylvania and Federated Global Investment Management Corp. are wholly owned subsidiaries of FII Holdings, Inc., which is a wholly-owned subsidiary of Federated. All of Federated’s outstanding voting stock is held in the Voting Shares Irrevocable Trust for which John F. Donahue, Rhodora J. Donahue and J. Christopher Donahue act as trustees. John F. Donahue, Rhodora J. Donahue and J. Christopher Donahue have collective control over Federated. Federated, the Voting Shares Irrevocable Trust, John F. Donahue, Rhodora J. Donahue and J. Christopher Donahue expressly disclaim beneficial ownership of the shares of our common stock owned by the registered investment companies and separate accounts referenced above.
(7)	Includes (i) 281,999 shares issuable upon exercise of options exercisable within 60 days of April 15, 2013, and (ii) 4,914 shares issued pursuant to our 401(k) Retirement Plan.

(8)	Includes 119,166 shares issuable upon exercise of options exercisable within 60 days of April 15, 2013.
(9)	Includes 159,166 shares issuable upon exercise of options exercisable within 60 days of April 15, 2013.
(10)	Includes 201,666 shares issuable upon exercise of options exercisable within 60 days of April 15, 2013.
(11)	Includes 169,166 shares issuable upon exercise of options exercisable within 60 days of April 15, 2013.
(12)	Includes (i) 2,902,082 shares issuable upon exercise of options exercisable within 60 days of April 15, 2013 and (ii) 410 shares owned by Mr. Robin’s wife.
(13)	Includes 196,541 shares issuable upon exercise of options exercisable within 60 days of April 15, 2013.
(14)	Includes (i) 171,666 shares issuable upon exercise of options exercisable within 60 days of April 15, 2013 and (ii) 20,000 shares held in trust for Mr. Whitfield’s children under which Mr. Whitfield is the sole trustee.
(15)	Includes 120,416 shares issuable upon exercise of options exercisable within 60 days of April 15, 2013.
(16)	Includes (i) 572,731 shares issuable upon exercise of options exercisable within 60 days of April 15, 2013, (ii) 3,153 shares issued pursuant to our 401(k) Retirement Plan, and (iii) 1,500 shares issued pursuant to our Employee Stock Purchase Plan.
(17)	Includes (i) 824,150 shares issuable upon exercise of options exercisable within 60 days of April 15, 2013, (ii) 997 shares issued pursuant to our 401(k) Retirement Plan, and (iii) 250 shares issued pursuant to our Employee Stock Purchase Plan.
(18)	Includes 116,728 shares issuable upon exercise of options exercisable within 60 days of April 15, 2013.
(19)	Includes 841,124 shares issuable upon exercise of options exercisable within 60 days of April 15, 2013.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who beneficially own more than ten percent of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and other equity securities. Officers, directors and greater than ten percent beneficial owners are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.

To our knowledge, based solely on our review of Forms 3, 4 and 5, and any amendments thereto, furnished to us or written representations that no Form 5 was required, we believe that during the fiscal year ended December 31, 2012, all filing requirements applicable to our executive officers and directors under the Exchange Act were met in a timely manner.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

We review all relationships and transactions between us and (i) any of our directors or executive officers, (ii) any nominee for election as a director, (iii) any security holder who is known to us to own beneficially or of record more than five percent of our common stock or (iv) any member of the immediate family of any of the foregoing. Our legal staff is primarily responsible for the development and implementation of processes and controls to obtain information with respect to related person transactions and for then determining, based on the facts and circumstances, whether the company or a related person has a direct or indirect material interest in the transaction. In addition, the audit committee reviews and approves or ratifies any related person transaction that is required to be disclosed. In the course of its review and approval or ratification of a disclosable related party transaction, the committee considers:

•	the nature of the related person’s interest in the transaction;

•	the material terms of the transaction, including, without limitation, the dollar amount and type of transaction;

•	the importance of the transaction to the related person;

•	the importance of the transaction to the company;

•	whether the transaction would impair the judgment of a director or executive officer to act in the best interest of the company; and

•	any other matters the committee deems appropriate.

Any member of the audit committee who is a related person with respect to a transaction under review may not participate in the deliberations or vote respecting approval or ratification of the transaction, provided, however, that such director may be counted in determining the presence of a quorum at a meeting where the audit committee reviews the transaction.

As required under SEC rules, related party transactions that are determined to be directly or indirectly material to us or the related party are disclosed in our proxy statement. Historically, we have not entered into transactions with related parties. During the 2012 fiscal year, there were no relationships or transactions between us and any related party for which disclosure is required under the rules of the SEC. In 2013, we expect to report the following related party transaction. Michael Robin, the son of Howard W. Robin, our President and Chief Executive Officer, is employed by the Company in a non-executive officer capacity as a manager in our business development group. During 2013, Michael Robin’s total target compensation is expected to be approximately $130,000 including base salary, target bonus, stock options (based on grant date fair value), and benefits. Michael Robin’s compensation was established by the Company in accordance with its compensation practices applicable to employees with equivalent qualifications and responsibilities and holding similar positions, without the direct involvement of Howard W. Robin.

INFORMATION ABOUT THE BOARD OF DIRECTORS

The following is a brief biography of each current director, including each nominee for reelection at the Annual Meeting to a new term of office and each director whose current term of office continues through the Annual Meeting.

THE BOARD OF DIRECTORS

DIRECTORS CONTINUING IN OFFICE UNTIL THE 2014 ANNUAL MEETING

Joseph J. Krivulka

Joseph J. Krivulka, age 61, has served as our director since March 2005. Mr. Krivulka is the founder and current Chairman of Akrimax Pharmaceuticals, LLC, an emerging branded pharmaceutical company, and has served in that capacity since its inception in February 2007. He is also the founder and chairman of Rouses Point pharmaceuticals LLC, a generic pharmaceutical products company. Mr. Krivulka was the founder and President of Triax Pharmaceuticals, a dermatology products company, a position he held from November 2004 through the sale of the company to PreCision Dermatology in April 2012. Mr. Krivulka was a co-founder and President of Reliant Pharmaceuticals, LLC, a company that markets pharmaceutical products, from 1999 until 2004. Mr. Krivulka was formerly Chief Executive Officer of Bertek, Inc., a generic pharmaceutical products company that is a subsidiary of Mylan Laboratories Inc., and Corporate Vice President of Mylan Laboratories, a generic pharmaceutical products company. Mr. Krivulka is also a director of Aeolus Pharmaceuticals, Inc., a drug development services company. He holds a B.S. from West Virginia Wesleyan College.

Howard W. Robin

Howard W. Robin, age 60, has served as our President and Chief Executive Officer since January 2007 and has served as a member of our board of directors since February 2007. Mr. Robin served as Chief Executive Officer, President and a director of Sirna Therapeutics, Inc., a biotechnology company, from July 2001 to November 2006 and from January 2001 to June 2001, served as their Chief Operating Officer, President and as a director. From 1991 to 2001, Mr. Robin was Corporate Vice President and General Manager at Berlex Laboratories, Inc., a pharmaceutical products company that is a subsidiary of Schering, AG, and from 1987 to 1991 he served as Vice President of Finance and Business Development and Chief Financial Officer. From 1984 to 1987, Mr. Robin was Director of Business Planning and Development at Berlex. He was a Senior Associate with Arthur Andersen & Co. prior to joining Berlex. He received his B.S. in Accounting and Finance from Fairleigh Dickinson University in 1974.

Dennis L. Winger

Dennis L. Winger, age 65, has served as our director since December 2009. Mr. Winger was Senior Vice President and Chief Financial Officer of Applera Corporation, a life sciences company, from 1997 through December 2008. From 1989 to 1997, Mr. Winger served as Senior Vice President, Finance and Administration, and Chief Financial Officer of Chiron Corporation. From 1982 to 1989, Mr. Winger was with The Cooper Companies, Inc., where he held positions of increasing responsibility, including that of Chief Financial Officer. Mr. Winger currently serves on the board of directors of Accuray Incorporated, a radiosurgery company. Mr. Winger recently served on the board of directors of each of Vertex Pharmaceuticals Incorporated, a pharmaceutical company, until May 2012, Cephalon, Inc. a pharmaceutical company, until its merger with Teva Pharmaceuticals Industry Limited in October 2011 and Cell Genesys, Inc. until its merger with BioSante Pharmaceuticals in October 2009. Mr. Winger received a B.A. from Siena College and an M.B.A. from the Columbia University Graduate School of Business.

DIRECTORS CONTINUING IN OFFICE UNTIL THE 2015 ANNUAL MEETING

Robert B. Chess

Robert B. Chess, age 56, is the Chairman of our board of directors and has served as a director since May 1992. From March 2006 until January 2007, Mr. Chess served as our Acting President and Chief Executive Officer, and from April 1999 to January 2007, served as Executive Chairman. He also served as our Co-Chief Executive Officer from August 1998 to April 2000, as President from December 1991 to August 1998, and as Chief Executive Officer from May 1992 to August 1998. Mr. Chess was previously the co-Founder and President of Penederm, Inc., a publicly-traded dermatological pharmaceutical company that was sold to Mylan Laboratories. He has held management positions at Intel Corporation and Metaphor Computer Systems (now part of IBM), and was a member of the first President Bush’s White House staff as a White House Fellow and Associate Director of the White House Office of Economic and Domestic Policy. From 1997 until his retirement in 2009, Mr. Chess served on the board of directors of the Biotechnology Industry Organization (BIO). Mr. Chess served as Chairman of BIO’s Emerging Companies Section and Co-Chairman of BIO’s

Intellectual Property Committee. Mr. Chess was the initial Chairman of Bio Ventures for Global Health and continues to serve on its board. He also serves on the Board of Trustees of the California Institute of Technology where he chairs the Technology Transfer Committee and as a trustee of the Committee for Economic Development where he is co-chairman of its Health Care task force. Mr. Chess is currently the Chairman of OPX Biotechnologies, a private company in the renewable fuels and chemicals field and also serves as a director of Pelvalon, Inc., a private medical device company. He is currently a member of the faculty of the Stanford Graduate School of Business, where he teaches courses in the MBA program on starting technology-based businesses and the healthcare industry. Mr. Chess received his B.S. degree in Engineering from the California Institute of Technology and an M.B.A. from Harvard University.

Susan Wang

Susan Wang, age 62, has served as our director since December 2003. Ms. Wang, who retired from Solectron Corporation in May 2002, served in various management positions there from 1984 to June 2002. Her final position at Solectron, an electronics manufacturing services and supply chain solutions company, was Executive Vice President for Corporate Development and Chief Financial Officer, a position she held from September 2001 to June 2002. Prior to joining Solectron, Ms. Wang held financial and managerial positions with Xerox Corporation and Westvaco Corporation. She began her career with Price Waterhouse & Co. in New York and is a certified public accountant. Ms. Wang is also a director of Altera Corporation, a programmable semiconductor company, Cirrus Logic, Inc., an analog chip company and Suntech Power Holdings Co., Ltd., a solar energy company. Ms. Wang previously served as a director of Calpine Corporation, an independent power generation company, from 2003 to 2009, Avanex Corporation, a telecommunications component and sub-systems provider, from 2002 to 2009 and Rae Systems Inc., a developer of sensory technology for hazardous materials from 2009 to 2011. Ms. Wang holds an M.B.A. from the University of Connecticut and a B.S. in accounting from the University of Texas.

Roy A. Whitfield

Roy A. Whitfield, age 59, has served as our director since August 2000. He currently serves as a director of Incyte Corporation, a drug discovery and development company, Illumina, Inc., a developer, manufacturer and marketer of integrated systems for analysis of genetic variations and biological functions, and the private company Station X, Inc. Since February 2008, he has also served as Executive Chairman of the board of directors of Bioseek. Mr. Whitfield is the former Chairman of the Board and Chief Executive Officer of Incyte Corporation, a company he co-founded in 1991. From January 1993 to November 2001, Mr. Whitfield served as its Chief Executive Officer and from November 2001 until June 2003 as its Chairman. From 1984 to 1989, Mr. Whitfield held senior operating and business development positions with Technicon Instruments Corporation, a medical instrumentation company, and its predecessor company, Cooper Biomedical, Inc., a biotechnology and medical diagnostics company. Prior to his work at Technicon, Mr. Whitfield spent seven years with the Boston Consulting Group’s international consulting practice. Mr. Whitfield received a B.S. in mathematics from Oxford University and an M.B.A. from Stanford University.

CURRENT DIRECTORS NOMINATED FOR REELECTION TO SERVE UNTIL THE 2016 ANNUAL MEETING

R. Scott Greer

R. Scott Greer, age 54, has served as our director since February 2010. Mr. Greer currently serves as Managing Director of Numenor Ventures, LLC, a venture capital firm. In 1996, Mr. Greer co-founded Abgenix, Inc., a company that specialized in the discovery, development and manufacture of human therapeutic antibodies, and from June 1996 through May 2002, he served as its Chief Executive Officer. He also served as a director of Abgenix from 1996 and Chairman of the board of directors from 2000 until the acquisition of Abgenix by Amgen, Inc. in April 2006. Prior to Abgenix’s formation, Mr. Greer held senior management positions at Cell

Genesys, Inc., a biotechnology company, initially as Chief Financial Officer and Vice President of Corporate Development and later as Senior Vice President of Corporate Development, and various positions at Genetics Institute, Inc., a biotechnology research and development company. Mr. Greer served as a member of the board of directors of Sirna Therapeutics, Inc., a biotechnology company, from 2003, and as its Chairman of the board of directors from 2005, through the closing of the acquisition of Sirna by Merck & Co., Inc. in December 2006. From 2001 to 2005, Mr. Greer served as a member of the board of directors of Illumina, Inc., a provider of integrated systems for the analysis of genetic variation and biological function, and from 2001 to 2004, he served as member of the board of directors of CV Therapeutics, Inc., a biotechnology company. He currently serves as a member of the board of directors of StemCells, Inc., a biopharmaceutical company focused on stem cell therapeutics and is chairman of the board of directors of Ablexis LLC, a private development-stage biotechnology company. Mr. Greer received a B.A. in Economics from Whitman College and an M.B.A. degree from Harvard University. He also was a certified public accountant.

Christopher A. Kuebler

Christopher A. Kuebler, age 59, has served as our director since December 2001. Mr. Kuebler also currently serves on the board of directors of Waters Corporation, an analytical technologies services company. From January 1997 to December 2005, Mr. Kuebler served as Chairman of the Board of Covance Inc., a drug development services company, and from November 1994 to December 2004, served as its Chief Executive Officer. From March 1993 through November 1994, he was the Corporate Vice President, European Operations for Abbott Laboratories, a diversified health care company. From January 1986 until March 1993, Mr. Kuebler served in various commercial positions for Abbott Laboratories’ Pharmaceutical Division and was that Division’s Vice President, Sales and Marketing prior to taking the position of Corporate Vice President, European Operations. Before that, he held positions at Squibb Inc. and Monsanto Health Care. Mr. Kuebler holds a B.S. in Biological Science from Florida State University.

Lutz Lingnau

Lutz Lingnau, age 70, has served as our director since August 2007. Mr. Lingnau retired from Schering AG Group, Germany, in December 2005 as a member of Schering AG’s Executive Board and as Vice Chairman, President and Chief Executive Officer of Schering Berlin, Inc., a United States subsidiary. Prior to his retirement, Mr. Lingnau was responsible for Schering AG’s worldwide specialized therapeutics and dermatology businesses. He joined Schering AG’s business trainee program in 1966. Throughout his career at Schering AG, he served in various capacities and in a number of subsidiaries in South America and the United States, including his roles as President of Berlex Laboratories, Inc., from 1983 to 1985, as the Head of Worldwide Sales and Marketing in the Pharmaceutical Division of Schering AG, from 1985 to 1989, and as Chairman of Berlex Laboratories, Inc. from 1985 to 2005. Mr. Lingnau was a member of the Supervisory Board of LANXESS AG, a specialty chemicals company listed on the Frankfurt Stock Exchange from 2005 to May 2010. From December 2006 through September 2009, he served as Chairman of the board of directors of Micropharma Limited, a private biotechnology company, and was a member of was a member of the board of directors of Sirna Therapeutics, Inc., a biotechnology company, from February 2006 through the closing of the acquisition of Sirna by Merck & Co., Inc. in December 2006.

MEETINGS OF THE BOARD OF DIRECTORS

The board of directors met fourteen (14) times during the 2012 fiscal year. Each board member attended 75% or more of the aggregate of the meetings of the board and of the committees on which he or she served held during the period of the 2012 fiscal year for which he or she was a director or committee member, as applicable, except that Mr. Krivulka attended ten of the fourteen board meetings held during 2012, and Mr. Winger attended two of the three meetings of the nominating and corporate governance committee and five of the seven audit committee meetings held during 2012. All of our directors then serving on our board attended our 2012 annual meeting.

CORPORATE GOVERNANCE

The board of directors has documented our governance practices in our Corporate Governance Policy Statement to assure that the board will have the necessary authority and practices in place to review and evaluate our business operations as needed and to make decisions that are independent of our management. The guidelines are also intended to align the interests of directors and management with those of our stockholders. The Corporate Governance Policy Statement sets forth certain practices the board will follow with respect to board composition, board committees, board nomination, director qualifications and evaluation of the board and committees. The Corporate Governance Policy Statement, as well as the charters for each committee of the board, may be viewed at www.nektar.com.

BOARD LEADERSHIP STRUCTURE

The positions of Chief Executive Officer and Chairman of the board of directors are currently held by Howard W. Robin and Robert B. Chess, respectively. The board of directors believes at this time having a separate chairman provides a more effective channel for the board of directors to express its views on management, by enhancing the board’s oversight of, and independence from, management, and allows the Chief Executive Officer to focus more on the strategy and operations of the company.

RISK OVERSIGHT

The board of directors monitors and assesses key business risks directly through deliberations of the board of directors and also by way of delegation of certain risk oversight functions to be performed by committees of the board of directors. The board of directors regularly reviews and assesses, among other matters, the following important areas that present both opportunities and risk to the company’s business:

•	Review and approval of the company’s annual operating and capital spending plan and review of management’s updates as to the progress against plan and any related risks and uncertainties.

•

Periodic consideration of the balance of risk and opportunities presented by the company’s medium to long-term strategic plan and the potential implications of success and failure in one or more of the company’s key drug development programs.

•	Regular consideration of the risks and uncertainties presented by alternative clinical development strategies.

•

Regular review of the progress and results of the company’s clinical development programs and early research efforts including but not limited to the strengths, weaknesses, opportunities and threats for these programs.

•	Periodic review and oversight of material outstanding litigation or threatened litigation.

•	Review and approval of material collaboration partnerships for the further development and commercial exploitation of the company’s proprietary drug development programs and technologies.

•	Regular review and approval of the annual corporate goals and an assessment of the company’s level of achievement against these established goals.

•	Regular review of the company’s financial position relative to the risk and opportunities for the company’s business.

•	Periodic review of the company’s intellectual property estate.

•	Periodic review and assessment of CEO succession planning.

•	Periodic review of the company’s compensation programs.

The discussion above of risk oversight matters reviewed by the board of directors is intended to be illustrative only and not a complete list of all important matters reviewed and considered by the board of directors in providing oversight and direction for the company’s senior management and business.

The risk oversight function of the board of directors is also administered through various board committees. The audit committee oversees the management of financial, accounting, internal controls, disclosure controls and the engagement arrangement and regular oversight of the independent auditors. The audit committee also periodically reviews the company’s investment policy for its cash reserves, corporate insurance policies, information technology infrastructure and general fraud monitoring practices and procedures, including the maintenance and monitoring of a whistleblower hotline and the segregation of duties and access controls across various functions. To assist the audit committee in its risk management oversight function, the internal auditor has a direct reporting relationship to the audit committee. The company’s internal audit function is focused on internal control monitoring and activities in support of the audit committee’s risk oversight function.

The organization and compensation committee is responsible for the design and oversight of the company’s compensation programs. As discussed below, this committee has recently considered whether the company’s compensation policies and practices create risks that could have a material adverse impact on the company’s business and has concluded that these policies and practices do not create such risks. The organization and compensation committee also regularly reviews and reports to the board of directors on contingency succession planning for the Chief Executive Officer and certain other select senior management positions.

The nominating and corporate governance committee periodically reviews the company’s corporate governance practices, including certain risks that those practices are intended to address. This committee periodically reviews the composition of the board of directors to help ensure that a diversity of skills and experiences is represented by the members of the board of directors taking into account the stage of growth of the company and its strategic direction.

In carrying out their risk oversight functions, the board of directors and its committees routinely request and review management updates, reports from the independent auditors and legal and regulatory advice from outside experts, as appropriate, to assist in discerning and managing important risks that may be faced by the company. The board of directors is committed to continuing to ensure and evolve its risk oversight practices as appropriate given the stage of the company’s evolution as a drug development company and the fast-paced changes in the biopharmaceutical industry. In that regard, in 2012 the company maintained a risk management committee composed of senior managers in charge of important functional areas that regularly reported to the board of directors or one of its designated committees.

INDEPENDENCE OF THE BOARD OF DIRECTORS

As required under the NASDAQ Global Select Market listing standards, a majority of the members of a listed company’s board of directors must qualify as “independent,” as affirmatively determined by the board of directors. Our board consults with counsel to ensure that its determinations are consistent with all relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent NASDAQ listing standards, as in effect from time to time.

Consistent with these standards, after review of all relevant transactions (if any) or relationships between each director, or any of his or her family members, and us, our senior management and our independent registered public accounting firm, the board has affirmatively determined that all of our directors are independent directors within the meaning of the applicable NASDAQ listing standards, except for Mr. Robin, our President and Chief Executive Officer.

As required under applicable NASDAQ listing standards, in the 2012 fiscal year, our independent directors met four times in regularly scheduled executive sessions at which only independent directors were present. The independent directors regularly rotate responsibility for presiding over the executive sessions such that no single independent director presides over more than one executive session per year.

INFORMATION REGARDING THE COMMITTEES OF THE BOARD OF DIRECTORS

The board of directors has three regularly constituted committees: an audit committee, an organization and compensation committee, and a nominating and corporate governance committee. The following table provides membership and meeting information as of December 31, 2012, for each of the board committees:

Name	Audit	Organization and Compensation	Nominating and Corporate Governance
Robert B. Chess
R. Scott Greer	X	X
Joseph J. Krivulka	X	X
Christopher A. Kuebler		X	X
Lutz Lingnau		X(1)
Howard W. Robin
Susan Wang	X(1)
Roy A. Whitfield			X(1)
Dennis L. Winger	X		X

Total meetings in the 2012 fiscal year	7	6	3

(1)	Committee Chairperson.

Below is a description of each committee of the board of directors. The board of directors has determined that each member of each committee meets the applicable rules and regulations regarding “independence” and that each member is free of any relationship that would interfere with his or her individual exercise of independent judgment with regard to us.

AUDIT COMMITTEE

The audit committee of the board of directors oversees our corporate accounting and financial reporting process. For this purpose, the audit committee performs several functions. The audit committee:

•	evaluates the performance of and assesses the qualifications of our independent registered public accounting firm;

•	determines whether to retain or terminate our independent registered public accounting firm or to appoint and engage a new independent registered public accounting firm;

•

reviews and determines the engagement of the independent auditors, including the overall scope and plans for their respective audits, the adequacy of staffing and compensation, and negotiates and executes, on behalf of the Company, engagement letters with the independent auditors;

•

establishes guidelines and procedures with respect to the rotation of the lead or coordinating audit partners having primary responsibility for the audit and the audit partner responsible for reviewing the audit;

•

reviews and approves the retention of the independent registered public accounting firm for any permissible non-audit services and, at least annually, discusses with our independent registered public accounting firm, and reviews, that firm’s independence;

•

obtains and reviews, at least annually, a formal written statement prepared by the independent registered public accounting firm delineating all relationships between the independent registered public accounting firm and the company and discusses with the independent registered public accounting firm, and reviews, its independence from management and the company;

•

reviews with the independent registered public accounting firm any management or internal control letter issued or, to the extent practicable, proposed to be issued by the independent registered public accounting firm and management’s response;

•	reviews with management and the independent registered public accounting firm the scope, adequacy and effectiveness of our financial reporting controls;

•

reviews and discusses with management, the company’s risk management committee, the internal auditor and the independent registered public accounting firm, as appropriate, the company’s major financial risks, the company’s policies for assessment and management of such risks, and the steps to be taken to control such risks;

•

establishes and maintains procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters, including procedures for the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters;

•

investigates and resolves any disagreements between our management and the independent registered public accounting firm regarding our financial reporting, accounting practices or accounting policies and reviews with the independent registered public accounting firm any other problems or difficulties it may have encountered during the course of the audit work;

•	meets with senior management and the independent registered public accounting firm in separate executive sessions;

•	reviews the financial statements to be included in our quarterly reports on Form 10-Q and our annual report on Form 10-K;

•

discusses with management and the independent registered public accounting firm the results of the independent registered public accounting firm’s review of our quarterly financial statements and the results of our annual audit and the disclosures contained under the caption “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our periodic reports;

•

reviews and discusses with management and the independent registered public accounting firm any material financial arrangements of the company which do not appear on the financial statements of the company and any significant transactions or courses of dealing with parties related to the company;

•	reviews with management and the independent registered public accounting firm significant issues that arise regarding accounting principles and financial statement presentation;

•

discusses with management and the independent registered public accounting firm any correspondence from or with regulators or governmental agencies, any employee complaints or any published reports that raise material issues regarding the company’s financial statements, financial reporting process or accounting policies;

•	oversees the preparation of the audit committee report to be included in the company’s annual report or proxy statement; and

•

reviews the company’s investment policy for its cash reserves, corporate insurance policies, information technology infrastructure and general fraud monitoring practices and procedures, including the maintenance and monitoring of a whistleblower hotline and the segregation of duties and access controls across various functions.

The audit committee has the authority to retain special legal, accounting or other professional advisors to advise the committee as it deems necessary, at our expense, to carry out its duties and to determine the compensation of any such advisors.

Four directors comprised the audit committee at the end of the 2012 fiscal year: Ms. Wang, who chairs the committee, and Messrs. Greer, Krivulka, and Winger. The board of directors annually reviews the NASDAQ listing standards definition of independence for audit committee members and has determined that all members of our audit committee are independent. The board of directors has determined that Ms. Wang and Mr. Winger each qualify as an “audit committee financial expert,” as defined in applicable SEC rules. The board of directors made a qualitative assessment of Ms. Wang’s level of knowledge and experience based on a number of factors, including her formal education and experience as a chief financial officer of a public reporting company. In addition to our audit committee, Ms. Wang also serves on the audit committees of Altera Corporation, Cirrus Logic, Inc., and Suntech Power Holdings Co., Ltd. The board of directors does not believe that such simultaneous service impairs Ms. Wang’s ability to effectively serve on our audit committee and as the chairwoman of such committee. The board of directors made a qualitative assessment of Mr. Winger’s level of knowledge and experience based on a number of factors, including his formal education and experience as a chief financial officer of a public reporting company. In addition to our audit committee, Mr. Winger also serves on the audit committee of Accuray Incorporated. The board of directors does not believe that such simultaneous service impairs Mr. Winger’s ability to effectively serve on our audit committee. The audit committee has adopted a written audit committee charter that is available on our corporate website at www.nektar.com.

ORGANIZATION AND COMPENSATION COMMITTEE

The organization and compensation committee of the board of directors administers the variable compensation programs and reviews management’s recommendations for organization structure and development of the company. Additionally, the organization and compensation committee reviews and in some cases approves the type and level of cash and equity-based compensation for officers, employees and consultants of the company, and recommends certain compensation actions to the board of directors for review and approval. The organization and compensation committee:

•	reviews and approves the structure and guidelines for various incentive compensation and benefit plans;

•	grants equity awards under the various equity incentive compensation and benefit plans;

•

recommends to the independent members of the board of directors the compensation for the President and Chief Executive Officer, including, but not limited to, annual salary, bonus, equity compensation and benefits;

•

approves the compensation for the executive officers of the company (other than the Chief Executive Officer) and those vice-president level employees that report directly to the Chief Executive Officer, including, but not limited to, annual salary, bonus, equity compensation and other benefits;

•

recommends the compensation levels for the members of the board of directors who are not employed by us or our subsidiaries (“non-employee directors”) for approval by the independent members of the board of directors;

•

reviews the operation of the company’s executive compensation programs to determine whether they remain supportive of the company’s business objectives and are competitive relative to comparable companies and establishes and periodically reviews policies for the administration of executive compensation programs;

•

reviews the company’s executive compensation arrangements to evaluate whether incentive and other forms of compensation do not encourage inappropriate or excessive risk taking and reviews and discusses, at least annually, the relationship between risk management policies and practices, corporate strategy and the company’s executive compensation arrangements;

•

reviews and discusses with management and the company’s risk management committee, as appropriate, the company’s major risks relating to the purview of the organization and compensation committee, the company’s policies for assessment and management of such risks, and the steps to be taken to control such risks;

•	oversees the preparation of the organization and compensation committee report to be included in the company’s annual proxy statement;

•	reviews management recommendations on organization structure and development, including succession planning; and

•	reviews performance of the executive officers and vice-president level employees that report directly to the Chief Executive Officer.

The organization and compensation committee takes into account our President and Chief Executive Officer’s recommendations regarding the compensatory arrangements for our executive officers, although our President and Chief Executive Officer does not participate in the deliberations or determinations of his own compensation. In particular, the organization and compensation committee considered our President and Chief Executive Officer’s recommendations for 2012 regarding the increase in annual base compensation, award of annual performance-based bonus compensation and the number of stock options granted to our executive officers (other than himself). While the organization and compensation committee considers and appreciates the input and expertise of management in making its decisions, it does ensure that an executive session where no management is present is on the agenda for every committee meeting. The organization and compensation committee’s charter gives the committee the sole authority to retain independent counsel, compensation and benefits consultants or other outside experts or advisors that it believes to be necessary or appropriate. During 2012, the organization and compensation committee retained Frederic W. Cook & Co. (“FW Cook”), a nationally recognized executive compensation consulting firm that performs compensation benchmarking, analysis and design services. FW Cook was engaged by the organization and compensation committee in 2012 to provide regulatory, legislative updates and market trend analysis, to provide analysis on our compensation programs, to provide recommendations and advice on the structure, elements and amounts of compensation provided to our non-employee directors, to review the Compensation Discussion and Analysis, and to provide executive compensation analysis as needed. FW Cook does not provide any other services to us other than the executive and director compensation services it performs at the request of the organization and compensation committee, and after consideration of such services and other factors prescribed by the SEC for purposes of assessing the independence of compensation consultants, we have determined that no conflicts of interest exist between the Company and FW Cook (or any individuals providing such services to the committee on FW Cook’s behalf).

The organization and compensation committee may delegate to its subcommittees such authority as it deems appropriate, except for the authority the committee is required to exercise by applicable law or regulation. The organization and compensation committee has delegated certain limited authority to grant stock option awards under our stock incentive plan to a committee comprised of management representatives, and with respect to certain limited authority to grant restricted stock unit awards, to a committee of the board of directors, with Mr. Robin serving as the sole member of that committee. These committees may not approve award grants to anyone serving as an executive officer or director of the company. Other than the authority delegated to these committees, the organization and compensation committee has no current intention to delegate any of its authority to any other committee or subcommittee.

Four directors comprised the organization and compensation committee at the end of the 2012 fiscal year: Mr. Lingnau, who chaired the committee, and Messrs. Greer, Krivulka and Kuebler. The board of directors annually reviews the NASDAQ listing standards definition of independence for organization and compensation committee members and has determined that all members of our organization and compensation committee are independent. The organization and compensation committee charter can be found on our corporate website at www.nektar.com.

NOMINATING AND CORPORATE GOVERNANCE COMMITTEE

The nominating and corporate governance committee:

•	establishes criteria for board membership, including standards for independence, and considers and assess the independence of the directors;

•	evaluates board composition and performance;

•	identifies, reviews and recommends the board’s selected candidates to serve as directors;

•	considers stockholder recommendations for director nominations and other proposals submitted by stockholders;

•	reviews the adequacy of and compliance with our Code of Business Conduct and Ethics;

•	administers and oversees all aspects of our corporate governance functions on behalf of the board;

•	monitors regulatory and legislative developments in corporate governance, as well as trends in corporate governance practices, and makes recommendations to the board regarding the same;

•

reviews and discusses with management and the company’s risk management committee, as appropriate, the company’s major risks relating to the purview of the nominating and corporate government committee, the company’s policies for assessment and management of such risks, and the steps to be taken to control such risks;

•

establishes and oversees procedures for the receipt, retention and treatment of complaints received by the company with respect to legal and regulatory compliance (except for compliance relating to accounting, internal accounting controls, auditing matters and financial disclosure and reporting); and

•

provides recommendations to the board of directors to establish such special committees as may be desirable or necessary from time to time in order to address ethical, legal, business or other matters that may arise.

The nominating and corporate governance committee believes that candidates for director should possess the highest personal and professional ethics, integrity and values, be committed to represent our long-term interests and those of our stockholders, possess diverse experience at policy-making levels in business, science and technology, possess key personal characteristics such as strategic thinking, objectivity, independent judgment, intellect and the courage to speak out and actively participate in meetings, as well as have sufficient time to carry out the duties and responsibilities of a board member effectively.

Three directors comprised the nominating and corporate governance committee at the end of the 2012 fiscal year: Mr. Whitfield, who chairs the committee, and Messrs. Kuebler and Winger. The board of directors annually reviews the NASDAQ listing standards definition of independence for the nominating and corporate governance committee and has determined that all members of our organization and compensation committee are independent. The nominating and corporate governance committee charter can be found on our corporate website at www.nektar.com.

The current members of our board of directors represent a desirable mix of backgrounds, skills and experiences, and are all believed to share the key personal characteristics described above. Below are some of the specific experiences and skills of our directors.

Robert B. Chess

Mr. Chess is our Chairman and former President and Chief Executive Officer and has a deep understanding of our business. Having founded and led private and public companies, Mr. Chess has strong experience leading growing companies in our industry. Due to his long association with the company as a co-founder, director and senior executive leader at various times, he possesses significant knowledge and perspective on the history and development of the company. Mr. Chess is a prominent participant in our industry, was a long-time member of the board of our industry association, and is on the board of trustees and faculty of leading academic institutions.

Susan Wang

Ms. Wang has a strong financial and business background as a senior executive of Solectron Corporation, an electronics manufacturing services and supply chain solutions company. She is an audit committee financial expert as a result of her prior experience as chief financial officer of Solectron, has extensive experience on the audit committees of other U.S. public companies, and is a certified public accountant. Ms. Wang has extensive corporate governance experience through service on other public company boards.

Roy A. Whitfield

Mr. Whitfield has a strong strategy development and leadership background in the biotechnology and medical industries. He is a former strategy consultant from a major consulting firm, was the founder and chief executive officer of a public biotechnology company, and has held executive positions in various segments of the health care industry. He has extensive corporate governance experience through his service on other public company boards in the pharmaceutical and life sciences industries.

Joseph J. Krivulka

Mr. Krivulka has a strong operational and leadership record in the pharmaceutical industry with strong expertise in product evaluation, development, and marketing. Mr. Krivulka has founded and served as chief executive officer of several successful pharmaceutical companies and is currently the Chairman of Akrimax Pharmaceuticals.

Howard W. Robin

Mr. Robin is our President and Chief Executive Officer. Mr. Robin has over 25 years of experience in the pharmaceutical and biotechnology industries in a variety of roles of increasing responsibility and, prior to becoming our chief executive officer, was the chief executive officer and president and a director of Sirna Therapeutics, a development stage biotechnology company. The board of directors has determined that Mr. Robin’s position as president and chief executive officer provides him with important insight into the company’s opportunities, risks, strengths and weaknesses, as well as its organizational and operational capabilities, which is valuable to the board of directors in making strategic decisions and performing its oversight responsibilities.

Dennis L. Winger

Mr. Winger has a strong operational and finance background with over 20 years of experience as a financial and administrative senior executive in the life sciences and pharmaceutical industries. Most recently, he was chief financial officer of Applera Corporation, a life sciences company, and prior to that was a senior financial and administrative executive at Chiron Corporation, a biotechnology company, for 8 years. Mr. Winger has corporate governance and audit committee experience through service on other public company boards in the pharmaceutical and life sciences industries.

R. Scott Greer

Mr. Greer has a proven track record as an entrepreneur and senior executive with extensive experience in the biotechnology industry, most recently with Abgenix, Inc., until its acquisition by Amgen, Inc. in 2006. Mr. Greer has held senior executive and finance positions at other companies in our industry and currently serves as a director of several other companies in the biopharmaceutical and medical device industries. He possesses strong expertise in biotech industry strategy, business models, and finance and has served on compensation and audit committees.

Christopher A. Kuebler

Mr. Kuebler is a former chief executive officer of Covance Inc., a drug development services company. Prior to that, he had diverse management experience in positions of increasing responsibility with Abbott Laboratories and other large health care companies. As a result of his experiences, Mr. Kuebler possesses valuable knowledge and insight regarding both the development and commercial aspects of the biopharmaceutical industry as well as leadership experience in running a significant public company.

Lutz Lingnau

Mr. Lingnau has a strong management background in the pharmaceutical industry as a senior executive and member of the executive board of Schering AG Group. He has international sales and operations experience as former head of worldwide sales and marketing in the pharmaceutical division of Schering, and in operational roles in South America and the U.S., and also as a member of the supervisory board of a German specialty chemicals company.

Candidates for director nominees are reviewed in the context of the current composition of the board, our operating requirements and the long-term interests of stockholders. In conducting this assessment, the committee considers diversity, age, skills and such other factors as it deems appropriate given our current needs and those of our board to maintain a balance of knowledge, experience and capability. The nominating and corporate governance committee also periodically reviews the overall effectiveness of the board, including board attendance, level of participation, quality of performance, self-assessment reviews and any relationships or transactions that might impair director independence. In the case of new director candidates, the nominating and corporate governance committee also determines whether the nominee must be independent for NASDAQ purposes, which determination is based upon applicable NASDAQ listing standards, applicable SEC rules and regulations and the advice of counsel, if necessary. The committee then uses its network of contacts to compile a list of potential candidates, but may also engage, if it deems appropriate, a professional search firm. The committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the board. The nominating and corporate governance committee meets to discuss and consider such candidates’ qualifications and then selects a nominee for recommendation to the board by majority vote. We have paid fees to third party search firms in the past to assist in our process of identifying or evaluating director candidates.

The nominating and corporate governance committee of our board of directors will consider for nomination any qualified director candidates recommended by our stockholders. Any stockholder who wishes to recommend a director candidate is directed to submit in writing the candidate’s name, biographical information, relevant qualifications and other information required by our bylaws to our Secretary at our principal executive offices before the deadline set forth in our bylaws. All written submissions received from our stockholders will be reviewed by the nominating and corporate governance committee at the next appropriate meeting. The nominating and corporate governance committee will evaluate any suggested director candidates received from our stockholders in the same manner as recommendations received from management, committee members or members of our board.

STOCKHOLDER COMMUNICATIONS WITH THE BOARD OF DIRECTORS

The board of directors will consider any written or electronic communication from our stockholders to the board, a committee of the board or any individual director. Any stockholder who wishes to communicate to the board of directors, a committee of the board or any individual director should submit written or electronic communications to our Secretary at our principal executive offices, which shall include contact information for such stockholder. All communications from stockholders received shall be forwarded by our Secretary to the board of directors, a committee of the board or an individual director, as appropriate, on a periodic basis, but in any event no later than the board of director’s next scheduled meeting. The board of directors, a committee of the board, or individual directors, as appropriate, will consider and review carefully any communications from stockholders forwarded by our Secretary.

CODE OF BUSINESS CONDUCT AND ETHICS

We have adopted a code of business conduct and ethics that applies to all employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. The code of business conduct and ethics is available on our website at www.nektar.com. Amendments to, and waivers from, the code of business conduct and ethics that apply to any director, executive officer or persons performing similar functions will be disclosed at the website address provided above and, to the extent required by applicable regulations, on a Current Report on Form 8-K filed with the SEC.

ORGANIZATION AND COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The organization and compensation committee consisted of four independent directors at the end of 2012: Messrs. Greer, Krivulka, Kuebler and Lingnau. No director who served on the organization and compensation committee in 2012 was, or has been, an officer or employee of us, nor has any director had any relationships requiring disclosure under the SEC rules regarding certain relationships and related-party transactions. None of our executive officers served on the board of directors or the compensation committee (or other board committee performing equivalent functions) of another entity, one of whose executive officers served on our board of directors or organization and compensation committee.

DIRECTOR COMPENSATION TABLE—FISCAL 2012

Each of our non-employee directors participates in our Amended and Restated Compensation Plan for Non-Employee Directors (the “Director Plan”). Only our non-employee directors are eligible to participate in the Director Plan. The following table shows compensation awarded or paid to our non-employee directors for the fiscal year ended December 31, 2012.

Name(1) (a)	Fees Earned or Paid in Cash ($) (b)	Stock Awards ($)(2) (c)	Option Awards ($)(3) (d)	All Other Compensation ($)(4) (g)	Total($) (h)
Robert B. Chess	98,250	0	196,604	59,099	353,953
R. Scott Greer	80,500	0	196,604	0	277,104
Joseph J. Krivulka	68,250	0	196,604	0	264,854
Christopher A. Kuebler	73,375	0	196,604	0	269,979
Lutz Lingnau	79,875	0	196,604	15,630	292,109
Susan Wang	86,250	0	196,604	2,551	285,405
Roy A. Whitfield	67,250	0	196,604	5,016	268,870
Dennis L. Winger	70,000	0	196,604	0	266,604

(1)	Mr. Robin, our President and Chief Executive Officer, is not included in this table as he was an employee of us in 2012 and received no additional compensation for his services in his capacity as a director.
(2)	No restricted stock units or other stock awards were awarded as part of the annual equity compensation for non-employee directors in 2012. As of December 31, 2012, none of our directors held restricted stock units except for 7,500 restricted stock units held by Mr. Greer that were subsequently vested and released to him on February 1, 2013.
(3)

Amounts reported represent the aggregate grant date fair value of awards computed in accordance with FASB ASC Topic 718 (formerly SFAS No. 123R), which excludes the effects of estimated forfeitures. For a complete description of the assumptions made in determining the valuation, please refer to Note 14

(Stock-Based Compensation) to our audited financial statements in our annual report on Form 10-K for the fiscal year ended December 31, 2012. Each of our non-employee directors received 40,000 options for their annual stock option grant on September 14, 2012. The grant date fair value of the stock options awarded to each of our non-employee directors for their annual stock option grant in 2012 was $196,604. As of December 31, 2012, each of our non-employee directors had the following number of outstanding stock options: Robert B. Chess: 361,458; R. Scott Greer: 140,000; Joseph J. Krivulka: 212,500; Christopher A. Kuebler: 215,000; Lutz Lingnau: 182,500; Susan Wang: 209,875; Roy A. Whitfield: 185,000; and Dennis L. Winger: 133,750.
(4)	Amounts reported represent reimbursement by us for penalty taxes imposed under Section 409A of the Internal Revenue Code and associated expenses incurred relating to the payment of an award of 5,000 restricted stock units made to these non-employee directors in 2008. These directors incurred this penalty tax solely as a result of a stock administration error by us and by no fault of the non-employee directors. Each non-employee director remained liable for all ordinary taxes that applied to the payment of this 2008 restricted stock unit award (i.e. all applicable state and federal income taxes other than this penalty tax). We have put in place revised procedures for restricted stock unit delivery designed to prevent any such stock administration error from occurring in the future.

Under the Director Plan, each non-employee director is eligible to receive an annual retainer of $30,000 for serving on the board of directors, an additional annual retainer of $35,000 for serving as the chair or lead director of the board of directors, an additional annual retainer of $20,000 for serving as chair of the audit committee, an additional annual retainer of $15,000 for serving as chair of the organization and compensation committee, an additional annual retainer of $10,000 for serving as chair of the nominating and corporate governance committee, and an additional annual retainer of $5,000 for serving as chair of any other committee. In addition, each non-employee director is entitled to $2,000 for each board meeting he or she attends and $1,000 for each in-person board meeting he or she attends by telephone. Each non-employee director is also entitled to $1,750 for each committee meeting he or she attends and $875 for each in-person committee meeting he or she attends by telephone.

In September of each year, each non-employee director is eligible to receive an equity award consisting of either all stock options or a combination of stock options and restricted stock units, as determined by the board. These equity awards vest over a period of one year and will have a total value determined annually by the board of directors. Upon initial appointment to the board of directors, each non-employee director is eligible to receive an equity award consisting of either all stock options or a combination of stock options and restricted stock units. These initial equity awards vest over a period of three years from the date of appointment and will be at a level based on 150% of the most recent annual equity compensation grant to non-employee directors, as determined annually by the board of directors. Non-employee directors are also eligible to receive discretionary equity-based awards under our stock incentive plans from time to time as determined by the board of directors. The exercise price of stock options granted is equal to the closing price of the company’s common stock on the grant date. Following completion of a non-employee director’s service on the board of directors, his or her stock options will remain exercisable for a period of eighteen months (or, if earlier, the end of the maximum term of the option). The term of stock options granted to non-employee directors is eight years. In the event of a change of control, the vesting of each option or restricted stock unit award held by each non-employee director will accelerate in full as of the closing of such transaction.

The Director Plan includes ownership guidelines for non-employee directors, stating that each non-employee director should own shares of our common stock equal to at least three times the value of the annual board retainer. The minimum stock ownership level should be achieved by each non-employee director by January 1, 2015 or within five years of the date of his or her first appointment to the board of directors. Each non-employee director currently meets the minimum stock ownership guidelines.

INFORMATION ABOUT THE EXECUTIVE OFFICERS

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

The Compensation Discussion and Analysis is designed to provide our stockholders with an understanding of our executive compensation philosophy and decision making process. It discusses the principles underlying the structure of the compensation arrangements for our Chief Executive Officer, our Chief Financial Officer, and our other three most highly compensated executive officers who were serving as executive officers on December 31, 2012 (the “Named Executive Officers”). Unless noted otherwise, any references within the Compensation Discussion and Analysis to decisions made by the board of directors, refers to the independent members of the board of directors only. This Compensation Discussion and Analysis primarily focuses on the compensation of our Named Executive Officers for 2012 that are identified in the table below.

Name	Title
Howard W. Robin	President & Chief Executive Officer
John Nicholson	Senior Vice President & Chief Financial Officer
Rinko Ghosh	Senior Vice President & Chief Business Officer
Gil M. Labrucherie	Senior Vice President & General Counsel
Robert A. Medve, M.D.	Senior Vice President & Chief Medical Officer

Our current compensation programs for the Named Executive Officers are determined and approved by the organization and compensation committee, although the independent members of the full board of directors approve the compensation for Mr. Robin after review and consideration of the recommendation of the organization and compensation committee. None of the Named Executive Officers are members of the organization and compensation committee. As described in more detail above under the caption “Information About the Board of Directors-Information Regarding the Committees of the Board of Directors—Organization and Compensation Committee,” the organization and compensation committee takes into account Mr. Robin’s recommendations regarding the compensatory arrangements for our executive officers, although Mr. Robin does not participate in the deliberations or determinations of his own compensation. For example, during 2012, the organization and compensation committee considered Mr. Robin’s recommendations regarding the increase in annual base compensation, award of annual performance-based bonus compensation, and the number of stock options to be granted to our executive officers other than himself. The other Named Executive Officers do not currently have any role in determining or recommending the form or amount of compensation paid to any of our executive officers.

Company Performance Highlights

In assessing the appropriate level of compensation for our executive officers, in particular the short-term incentive compensation to be awarded for a particular year, we take into account the over-all performance of the company against the specific annual corporate objectives established by the board of directors at the beginning of that year. The biotechnology industry is characterized by high stock price volatility and, as a result, our focus on pay-for-performance is based on an assessment of the level of the company’s achievement against those specific objectives rather than the stock price at any given point in time. Some of the significant accomplishments achieved by the company in 2012 are summarized below.

•

Successful naloxegol (formerly known as NKTR-118) efficacy, safety, and safety extension results from the Phase 3 KODIAC program, which is an important accomplishment for that program and, importantly, a further validation of our advanced polymer conjugate technology platform.

•	Successful completion of the sale of the company’s CIMZIA and MIRCERA royalty rights for $124 million.

•	Closing of a $125 million secured debt financing that was a very unique transaction (and in our view, on very attractive terms) for a development stage biotechnology company such as Nektar.

•

Our partner, Bayer Healthcare LLC, began preparations for a Phase 3 clinical study for Amikacin Inhale and we made significant progress on remaining clinical manufacturing and stability studies for the nebulizer device. This successful work culminated with the start of the Phase 3 clinical study for Amikacin Inhale in April 2013.

•	The U.S. Food and Drug Administration (FDA) granted Fast Track designation for NKTR-181, a new oral opioid analgesic, for the treatment of moderate to severe chronic pain.

•

The FDA granted Fast Track designation for etirinotecan pegol (also known as NKTR-102) for the treatment of patients with locally recurrent or metastatic breast cancer progressing after treatment with an anthracycline, a taxane, and capecitabine (ATC).

•	Substantially exceeded enrollment targets in the Phase 3 BEACON clinical study for etirinotecan pegol in metastatic breast cancer patients who had previously progressed after treatment with ATC.

•

Our partner, Baxter Healthcare, announced positive Phase 1 clinical results from BAX 855 (a longer-acting (PEGylated) form of a full-length recombinant factor VIII (rFVIII) protein) in patients with hemophilia A and these positive results enabled the initiation of a late stage clinical trial for BAX 855 in January 2013.

•

Bayer AG, initiated a Phase 3 clinical study for BAY Q3939 (Cipro Dry Powder for Inhaler, or Cipro DPI) in patients with non-Cystic Fibrosis bronchiectasis—a development program in which we have a significant economic royalty interest.

•

We entered into a new toll-manufacturing agreement with Roche under which we manufactured our proprietary PEGylation material for MIRCERA® and successfully executed under the agreement in order to achieve the $5 million up-front payment as well as the $22.0 million in performance-based milestone payments.

In addition to reviewing current year performance, we also think it is important in making compensation decisions to take into account the long-term performance of the executive leadership team. We believe that the skills, creativity and dedication of executive leadership have led to numerous significant accomplishments including the following:

•

Over the past six years, our business has been transformed from a drug delivery service provider to a drug development company which included a significant change in the mix of senior leadership and the skills and experience of personnel in key functional areas, a reprioritization of resource allocation, and building a more efficient and productive organization.

•

At the end of 2008, we completed the sale and transfer of certain pulmonary technology assets to Novartis Pharma AG in consideration for a payment to us of $115 million. In addition, we retained rights to certain important assets including the inhaled Amikacin program with Bayer, certain patent rights specific to inhaled insulin and certain rights to receive royalties on net sales Cipro DPI which entered Phase 3 clinical development in 2012.

•

Following the execution of the Novartis pulmonary asset purchase agreement in the fourth quarter of 2008, we repurchased approximately $100 million in par value of our 3.25% convertible subordinated notes for an aggregate purchase price of $47.8 million.

•

In December 2009, we received a payment of $31 million from the negotiation of a license extension with F. Hoffmann- La Roche Ltd and Hoffmann-La Roche Inc. related to certain PEGASYS manufacturing rights.

•

In September 2009, we entered into a license agreement with AstraZeneca AB for naloxegol (formerly known as NKTR-118) and naloxegol fixed-dose combination products (formerly known as NKTR-119). AstraZeneca agreed to pay us an up-front payment of $125 million and assumed all future development costs for naloxegol and the naloxegol fixed-dose combination products. For naloxegol, we are eligible to receive up to $235 million in development milestones and up to $375 million in additional sales milestones. In relation to the naloxegol fixed-dose combination products, for each of the first two initial fixed-dose combination products, we are eligible to receive for each of such products up to $75 million in development milestones and up to $310 million in additional sales milestones. For both naloxegol and the naloxegol fixed-dose combination products, we are also eligible to receive significant and escalating royalty payments.

•

In October 2010, we amended and restated a legacy supply agreement with Amgen, Inc. and its affiliates which resulted in a $50 million up-front payment and the potential to receive significant additional payments.

The above accomplishments directly resulted in the company (1) building and advancing a significant drug candidate pipeline; (2) building an organization and infrastructure designed to execute on our mission of being a leading drug development company; (3) receiving over $750 million in capital from transactions that did not involve the issuance of our equity securities; (4) avoiding significant future financial commitments in certain cases; and (5) establishing collaboration and proprietary product opportunities that have significant future economic potential based on milestone payments, royalties and sales. We believe that the compensation programs and awards to our Named Executive Officers should be evaluated within the context of these significant accomplishments and performance over a sustained period of time.

Compensation Program Objectives and Philosophy

In order to continue the execution and growth of our business as described above, we believe that it is vital that we continue to retain and attract highly experienced and skilled senior leadership by offering competitive base compensation and benefits, significant performance-based incentives, and the potential for long-term equity compensation. Our goal is to structure a meaningful portion of executive compensation such that it will only have value if the senior leadership is successful in building significant long-term value for us and our stockholders.

Our current executive compensation programs are intended to achieve the following four fundamental goals and objectives: (1) to incent and reward sustained long-term performance by aligning significant elements of executive compensation with our stockholders’ interests, (2) to attract and retain an experienced, highly qualified and motivated executive management team to lead our business, (3) to provide appropriate economic rewards for achieving high levels of our performance and individual contribution, and (4) to pay compensation that is competitive, taking into account the experience, skills and performance of the executives required to build and maintain the organization necessary to support our mission to be a leading drug development company.

When structuring our executive compensation programs to achieve our goals and objectives, we are guided by the following basic philosophies:

•	Alignment with Stockholders’ Interests. Our compensation model should be designed to align the economic interests of our executives with those of our stockholders.

•

Pay for Performance. Our compensation model should deliver compensation above industry median for exceptional performance and deliver compensation below the median for years in which the company does not perform. In 2012, a study performed by the organization and compensation committee’s independent consultant showed that total direct target compensation for our Named Executive Officers, including our CEO, was at approximately the median for similarly situated executives of our peer group. (As used in this discussion, “total direct compensation” means base salary, annual bonus and the value of equity awards granted to the executive as determined under the principles used to value equity awards in the company’s financial reporting.)

•

Total Rewards Program. The total compensation program must balance pay for performance elements with selected static non-performance based elements in order to create a total rewards program that is competitive and will help us attract and retain highly qualified and motivated executives.

•	Flexible Approach. The level of compensation provided to executives must take into account each executive’s role, experience, tenure, performance and expected contribution to our future success.

•

Focus on Achievement of Fundamental Business Goals. The compensation program should be structured so that executives are appropriately incentivized to achieve our short- and long-term goals that are fundamental to driving value in our business.

We believe that each element of our executive compensation program helps us to achieve one or more of our compensation goals and objectives. For example, we believe that performance-based short-term cash incentive opportunities in combination with equity incentive awards that are earned over time and increase in value only if we become more valuable is the best way to align our executives’ interests with those of our stockholders and pay for performance. The long-term vesting schedules applicable to equity awards also serve as a significant retention incentive. Providing base salaries, occasional discretionary bonus opportunities and certain severance protections helps us ensure that we are providing a competitive compensation package that will permit us to attract and retain qualified, experienced and highly skilled executives. We believe that we have created a total compensation program that combines short- and long-term components, cash and equity, and fixed and contingent payments, in proportions that are appropriate to achieve each of our fundamental goals and objectives as described above. We also believe that the structure of our compensation program provides appropriate incentives to reward our executives for achieving our long-term goals and objectives, some of the most important of which are building and advancing a robust drug candidate pipeline, entering into new collaboration partnerships and executing on our current collaborations, increasing the skill level and efficiency of our organization and improving our financial performance. We believe that our compensation program has helped us both recruit and retain superior executive talent to continue to build an organization capable of executing on our mission to become a leading drug development company.

Relationship between Company Performance and Executive Pay

The biotechnology industry is generally thought to be characterized by a higher risk profile than more established industries which historically has let to high stock volatility for biotechnology companies. The graph below shows how even with high levels of volatility in stock price, the total direct compensation for Mr. Robin has been generally aligned with our stock price performance since he joined the company as our Chief Executive Officer in 2007.

*	Mr. Robin’s compensation for 2007 reflects his new-hire stock option grant.

In 2010, 2011, and 2012, the stock option awards made to Mr. Robin accounted for 67%, 54%, and 47% respectively, of his total direct compensation. This substantial portion of the compensation awarded to Mr. Robin is granted as stock options to ensure that value is delivered only if the stock price increases after the grant date. In addition, one-half of Mr. Robin’s options for 2012 included performance-based vesting and will have value only if certain significant regulatory submission milestones are achieved.

Executive Compensation Practices

Below we provide a summary of our executive compensation practices, including both the practices that we follow and those that we do not follow, in each case based on whether we believe they serve the long-term interests of our stockholders.

What We Do

☑	Pay-for-Performance. A substantial majority of the compensation awarded to our Named Executive Officers is either tied to specific company-wide and individual performance objectives or has been made in the form of stock option awards that will only have value if the price of our stock increases after the grant date.

☑	Performance-Based Equity Grants. In 2012, we established an equity compensation program whereby we awarded 50% of each executive officer’s equity compensation in the form of performance-based stock options that only vest and become exercisable upon the achievement of specified significant accomplishments in addition to satisfying our typical 4-year time-based vesting requirement. We continued this performance-based equity program for the executive officers in 2013 and currently intend to continue this program in future years. We believe this represents a significant program to even further align the interests of our senior leadership team with those of our stockholders.

☑	Double Trigger. Our change of control severance benefit plan (CIC Plan) only provides our executive officers with acceleration of unvested equity awards held by them if they are terminated (without cause or constructively) in connection with a change of control transaction or within 12 months following a change of control transaction. We do not provide accelerated vesting of equity awards on a change in control alone.

☑	Modest Perquisites. We provide only modest perquisites and nearly all of those perquisites are in the form of insurance benefits that we believe are in line with industry practice for executive compensation. We do not provide perquisites such as personal travel reimbursement, tax services or financial planning.

☑	Reasonable Post-Employment and Change of Control Severance Arrangements. We believe that our severance arrangements with our executive officers are reasonable and in line with industry practice.

☑	Review Tally Sheets. We review tally sheets for our Named Executive Officers prior to making annual executive compensation decisions.

☑	Compensation Claw-Back Policy. We have implemented a claw-back policy which permits us to require reimbursement or cancellation of all or a portion of any performance-based cash awards or equity incentive payments to the extent based on financial results that are subsequently revised.

☑	Regular Review of Share Utilization. We regularly evaluate equity incentive plan share reserve pool utilization by reviewing overhang levels (the dilutive impact of equity compensation on stockholders) and annual run rates (the aggregate shares awarded as a percentage of total outstanding shares).

☑

Mitigate Undue Risk. We mitigate undue risk associated with compensation by implementing the following: multiple performance targets and caps on potential payments of short-term incentive compensation (i.e. annual bonuses), awarding a substantial portion of executive compensation in the form of long-term compensation (i.e. stock options with multi-year vesting requirements), and compensation claw-back provisions.

☑	Utilize Independent Compensation Consulting Firm. The organization and compensation committee regularly consults with an independent compensation consulting firm which provides no other services to the company. For more information on our independent compensation consultant, please see “Organization and Compensation Committee” under “Information About Our Board of Directors” above.

What We Don’t Do

☒	No Stock Option Repricing. Our equity incentive plans prohibit us from repricing, exchanging or otherwise providing value for underwater stock options.

☒	Elimination of Excise Tax Gross-Ups on Change of Control Payments. On April 5, 2011, we amended our change of control severance benefit plan to eliminate any “gross up” payments for any excise taxes imposed on participants who became eligible to participate in the plan after January 1, 2010.

☒	No Full Value Equity Awards. We have not awarded “full value” restricted stock units to our Named Executive Officers during the last 5 years. Stock options are our preferred form of long-term incentive compensation because we believe they are more performance based than other equity vehicles, with value delivered only if the stock price of our common shares appreciates following the stock option grant date.

☒	No Accelerated Vesting of Equity Awards on Termination. Whether one of our Named Executive Officers is terminated without cause or resigns for a good reason, our severance arrangements do not provide for accelerated vesting of outstanding equity awards (other than a termination after a change in control as provided in the CIC Plan).

☒	No Inclusion of the Value of Equity Awards in Severance Calculations. Our post-termination and change of control severance arrangements do not include the value of equity awards in annual compensation for purposes of determining cash severance amounts.

☒	No Employment Contracts. We do not have employment contracts with our executive officers that provide for a guaranteed term of employment.

☒	No Funded Pension or Retirement Plans. We do not provide any guaranteed or funded retirement plan benefits other than a matching contribution up to $3,000 for 401(k) plan participation that we make available to all employees.

☒	No Hedging Transactions, Share Pledging, or Short Sales by Executive Officers or Directors. Our security trading policy prohibits any employee or director from engaging in hedging transactions, short sales or trading in any derivative security of the company. This policy also prohibits pledging our shares on margin.

Role of Stockholder Say-on-Pay Votes

We provide our stockholders with the opportunity to cast an annual advisory vote on our executive compensation program (referred to as a “say-on-pay vote”). At our annual meeting of stockholders held in June 2012, approximately 91% of the votes cast on the say-on-pay proposal were voted in favor of the proposal. Although we believe this result affirms stockholders’ support of our approach to executive compensation, we continue to seek feedback on our program from our stockholders. The board of directors and organization and compensation committee will continue to consider the outcome of our say-on-pay proposals when making future compensation decisions for the Named Executive Officers.

Design and Elements of Our Compensation Program

The material elements of our current executive compensation programs for Named Executive Officers consist primarily of the following:

1.	Base Salary. Each Named Executive Officer earned an annual base salary during 2012.

2.	Short-Term Incentive Compensation. Each Named Executive Officer was eligible to earn an incentive cash compensation payment for the 2012 performance period based on a combination of the company’s achievement of corporate performance objectives and their individual performance.

3.	Long-Term Incentive Compensation. Each Named Executive Officer was awarded stock option grants during 2012.

While we review peer group company data regarding the mix of current and long-term incentive compensation and between cash and non-cash compensation, we have not adopted any formal policies or guidelines for allocations among these various compensation elements. However, consistent with our philosophy of paying for performance, we believe that a greater component of overall direct compensation for the Named Executive Officers relative to other employees should be performance-based; therefore, in 2012 approximately 58% to 75% of the total direct compensation of the Named Executive Officers was tied to company and individual performance objectives or linked to the value of our stock price.

As illustrated in the accompanying chart, in 2012, approximately 75% of total direct compensation to Mr. Robin was performance-based and not guaranteed.

*	50% of the stock options granted to Mr. Robin in 2012 will vest only upon achievement of a performance-based milestone.

Use of Peer Company Data

We regularly review the compensation practices of our peer group companies identified below in response to the fast moving nature of the biotechnology industry, including merger and acquisition activity, and changes in product pipeline and business stage. In determining the appropriate peer companies, we consider the following factors: business model, business stage and complexity, therapeutic area similarity, status of the drug candidate pipeline, manufacturing activity (if any), technology platform, product focus and company size based on the number of employees, revenue and market capitalization. As a result of the company having a combination of multiple drug candidates in diverse therapeutic areas (and, in the case of Amikacin Inhale and Cipro DPI, drug candidates based on different technologies), a mix of wholly-owned and partnered drug candidates, a technology platform with the potential to enable multiple drug candidates in future years, and a significant legacy licensing and manufacturing operation, it is very challenging to identify truly comparable companies. In September and November of 2011 we reviewed the aforementioned peer group assessment factors and reviewed peer group appropriateness. Several peer companies needed to be replaced due to acquisition and we also determined to expand the overall number of peer group companies. The peer group companies that we added were Acorda Therapeutics, Inc., Auxilium Pharmaceuticals, Jazz Pharmaceuticals, Inc., Seattle Genetics, Theravance, and Viropharma, Inc. The updated peer group of companies used in the deliberations when determining the structure and amounts of total compensation for the Named Executive Officers as part of our annual compensation review in January 2012 included:

Acorda Therapeutics, Inc. Affymetrix, Inc. Alkermes, Inc. Auxilium Pharmaceuticals BioMarin Pharmaceutical Inc. Cubist Pharmaceutical Inc. Exelixis, Inc. Human Genome Sciences Inc.	Incyte Corporation Isis Pharmaceuticals, Inc. Jazz Pharmaceuticals, Inc. Onyx Pharmaceuticals Inc. Seattle Genetics Theravance United Therapeutics Corp. Viropharma, Inc.

Although the board of directors and organization and compensation committee reviewed and discussed the compensation data for the peer group companies to help inform executive compensation decisions, we do not set compensation at any specific level or percentile based on the peer group data (i.e., we do not “benchmark” our executive compensation levels). The peer group data is only one reference point taken into account in making compensation decisions. We do not use peer group or industry survey data as a standalone tool for setting compensation due to the unique aspects of our business and the need to attract and retain particular expert managers with unique experience, skills and other individual circumstances. However, we generally believe that reviewing and analyzing this information is an important component of our executive compensation decision-making process.

Base Salary

Base salary is the initial building block of compensation for the Named Executive Officers because it provides the executives with a specified minimum level of cash compensation which we believe is an important part of attracting and retaining the executives. When determining the amount of each Named Executive Officer’s base salary, we consider competitive pay practices, cost of labor and compensation trends, individual performance and promotions, level and scope of responsibility, experience and internal pay equity. However, we do not use a formula or assign a particular weight to any one factor in determining base salary levels. Rather, the determination of base salary levels is subjective, and the board of directors and organization and compensation committee set salaries at levels they believe in their judgment are reasonably competitive.

In February 2012, base salaries for the Named Executive Officers were reviewed by us and were increased from between 2.75% to 5.1% based on cost of labor and compensation trends, competitive considerations, as well as a subjective assessment of their role and individual performance during the previous year. The base salary earned by each Named Executive Officer during 2012 is reported below in the Summary Compensation Table.

Short-Term Incentive Compensation

Incentive Compensation Policy. We believe that short-term incentive compensation for Named Executive Officers is important to our business as it provides a mechanism to reward achievement of short-term milestones that support our strategic direction and can provide value for our stockholders. Our Incentive Compensation Policy applies to all employees and all executive officers other than Mr. Robin, who is subject to his own separate annual performance-based bonus compensation arrangement with a combination of corporate and personal objectives established and evaluated by the board of directors. However, Mr. Robin’s bonus arrangement for 2012 was based on substantially the same corporate objectives as applied to the other Named Executive Officers under the Incentive Compensation Policy. Consistent with our compensation philosophy of paying for performance and maintaining a flexible approach, we use the Incentive Compensation Policy to provide Named Executive Officers with an incentive to contribute to the achievement of corporate objectives and goals while at the same time encouraging and rewarding excellent individual performance and recognizing differences in performance between individual executives.

Plan Design. Under the Incentive Compensation Policy, the board of directors establishes a number of annual corporate goals that include clinical development, research, manufacturing, organizational and financial goals which we believe are essential to building long-term stockholder value. These corporate goals are designed to be achieved during the annual performance period and their relative weighting is based upon our assessment of the importance of each goal in creating long-term value for the company and our stockholders. If we achieve the target level of performance for all of the stated goals, the overall corporate performance rating should be approximately 100%. Each corporate goal is established so that significant levels of achievement are required to meet the goal. Following the conclusion of the annual performance period, the level of achievement for each corporate goal is assessed by the board of directors. The board determines whether each corporate goal has been met, exceeded, or not satisfied. In addition, in assessing corporate performance, the board of directors has the discretion to factor in other significant corporate events that occurred during the performance period which could result in an upward or downward adjustment in the determination of corporate performance. After taking into account the level of attainment of each corporate goal and such other corporate performance factors as the board may determine appropriate in reviewing performance for a particular year, the board of directors assigns the overall corporate performance rating, which may range from 0% to 200%. The total available bonus pool under the Incentive Compensation Policy is based on the corporate performance rating multiplied by the aggregate target bonus of all eligible participants. The aggregate of all individual bonuses awarded under the policy cannot exceed the total available bonus pool so that the total cost of bonuses ultimately reflects our assessment of overall performance and is not inflated by the sum of individual performance ratings.

After the corporate performance rating is determined by the board of directors, the individual performance of each Named Executive Officer (other than Mr. Robin) is reviewed by the organization and compensation committee in consultation with Mr. Robin in order to determine the appropriate annual performance percentage rating to be assigned to the executive for the performance period. Mr. Robin’s individual performance is reviewed by the independent members of the board of directors for purposes of determining his annual bonus compensation. Each Named Executive Officer’s actual annual bonus is based on a combination of the corporate performance rating and his or her individual performance. The Incentive Compensation Policy does not provide for a specific allocation or weighting of each Named Executive Officer’s actual bonus amount between our corporate performance rating and individual performance. The actual annual bonus awarded for each Named Executive Officer is determined by us in our sole discretion, and the maximum payout for each Named Executive Officer, including Mr. Robin, could be up to 200% of his or her target annual performance-based compensation target (or, by the same token, an individual executive’s award could be reduced to 0% based on individual performance regardless of the corporate performance rating).

Target Annual Short-Term Incentive Compensation for 2012. The Named Executive Officers were each assigned a target annual incentive for 2012 ranging from 50% to 75% of base salary. The table below shows the target annual incentive assigned by us to each Named Executive Officer for 2012 both as a dollar amount and as a percentage of base salary.

Name	Target Annual Incentive for 2012 ($)	Target Annual Incentive for 2012 (% of Base Salary)
Howard W. Robin	606,750	75%
John Nicholson	255,334	50%
Rinko Ghosh	220,913	50%
Gil M. Labrucherie	244,920	50%
Robert A. Medve, M.D.	215,000	50%

Company Performance Objectives. The 2012 corporate objectives and relative weightings assigned to each objective were as follows:

1.	Clinical development objective related to the execution of a clinical study of a proprietary drug candidate (25%).

2.	Clinical development objective related to the execution of a clinical study of a proprietary drug candidate (20%).

3.	Clinical development objective related to completing a clinical study of a proprietary drug candidate together with the achievement of certain minimum clinical outcomes (5%).

4.	Research and clinical development objective related to advancing a proprietary drug candidate into clinical studies (5%).

5.	Research objective related to significantly advancing multiple drug candidates through important preclinical research milestones (5%).

6.	Manufacturing objective related to the specific level of output to support one of our collaboration partner’s clinical development programs (10%).

7.	Manufacturing objective related to establishing multiple elements of a supply chain to support potential late stage clinical studies for one of our key clinical development programs (5%).

8.	Manufacturing objective related to performance for one of our key manufacturing and supply collaborations (5%).

9.	Business development objective related to completing a new transaction (10%).

10.	Financial objective related to cash used in operations (10%). Cash used in operations (excluding budgeted new deal revenue) plus capital expenditures not to exceed $159 million.

These performance objectives served as the corporate performance objectives under the Incentive Compensation Policy and were also used to assess corporate performance for purposes of Mr. Robin’s performance-based incentive compensation opportunity for 2012. The aggregate weighting of the 2012 corporate objectives was set at 100%. However, the maximum potential corporate performance rating is limited to 200% in any case. A corporate performance rating in excess of 100% can only be achieved if the board of directors determines that the goal achievement for one or many of the goals substantially exceeded the target metrics, or the board uses its discretion to factor in other significantly positive corporate events that occurred during the performance period.

Research and development goals comprised 60% of the corporate performance objectives for 2012, with an additional 20% relating to manufacturing objectives that we believe are critical to our business. This weighting of objectives is a reflection of our long-term focus as a drug development company with the goal of building a broad, robust and diverse pipeline of proprietary drug candidates. We believe this mix of corporate goals was not only an appropriate measure of achievement in 2012, but also represents objectives important to building the long-term foundation of our business.

Actual Annual Incentives Earned for 2012

A report of the achievement of our 2012 corporate objectives was prepared by our executive committee and then reviewed and assessed by the board of directors. Based on this review and assessment, the board of directors determined that seven of the corporate goals identified above were met and one was exceeded, resulting in the crediting of 90% under the program with respect to these goals. The other two goals were not fully met, and 0% credit (out of a target of 20%) was given. The board of directors recognized that in 2012 there were significant accomplishments outside of the established corporate objectives including the successful completion of two non-dilutive financing transactions which raised nearly $250 million in capital as well as the positive Phase 3 efficacy results announced by AstraZeneca for the KODIAC program for the naloxegol drug candidate. In recognition of these accomplishments, the board of directors made a discretionary upward adjustment of 25 percentage points and, accordingly, the corporate performance rating was determined to be 115% for the 2012 performance period. This corporate performance rating was used to set the entire bonus pool under the Incentive Compensation Policy, rather than simply the Named Executive Officers.

Following the corporate performance rating determination, the organization and compensation committee, in consultation with Mr. Robin, determined an individual performance rating for each of the Named Executive Officers (excluding Mr. Robin—whose performance is determined by the independent members of the board of directors). As with our other employees and consistent with our philosophy of pay for performance, these executives are eligible to receive awards that exceed the corporate performance rating if their rating is “exceptional” and “exceeds expectations.” Employees with ratings of “solid performer”, “needs improvement” and “does not meet expectations” received awards below the corporate performance rating level, and in some cases they received bonuses significantly below that level or no bonus award at all.

In our judgment after consultation with Mr. Robin, we determined that each of our Named Executive Officers achieved at least an “exceeds expectations” rating in 2012 and, in the case of Messrs. Nicholson and Labrucherie, an “exceptional” rating. The discussion below describes the specific individual performance factors that we took into account in determining each executive’s actual bonus for 2012:

•

For Mr. Nicholson, specific performance factors considered by us included his accomplishments in successfully executing critical financing transactions during 2012, his operational leadership across functional areas, his management of high quality finance, information technology and quality departments, and his ability to effectively work with other members of the management team.

•

For Mr. Labrucherie, specific performance factors considered by us included his exceptional performance within his functional area including his leadership and skills in executing strategic finance transactions and monitoring corporate governance and risk management, his management of a high quality legal and patent department, his input on the strategic direction of the business, and his ability to effectively work with other members of the management team.

•

For Dr. Medve, specific performance factors considered by us included his successful leadership of the development organization, the design and execution of the Phase 2 development program for NKTR-181, the accrual of the BEACON trial for etirinotecan pegol significantly ahead of schedule, his input on the strategic direction of the business, and his ability to effectively work with other members of the management team.

•

For Mr. Ghosh, specific performance factors considered by us included his leadership of the business development and commercial team, the completion of a significant supply arrangement with Roche, the execution by him and his team in terms of creating visibility for the Company and its programs in the biopharmaceutical industry, his ability to maintain consistent communication and foster relationships with our existing collaboration partners, his input on the strategic direction of the business, and his ability to effectively work with other members of the management team.

The independent members of the board of directors awarded Mr. Robin 150% of his target bonus for 2012, taking into account a combination of the corporate achievements identified above and its subjective assessment of his individual performance. Specific performance factors considered by the board of directors for Mr. Robin included his effective leadership in setting and executing on the long-term strategy of the Company, the overall execution of the business plan including advancing the Company’s development pipeline of proprietary and partnered programs, the effective communication of the Company’s business to the participants in the financial markets, and his ability to execute on significant financing transactions that were not dilutive to the Company’s stockholders from an equity point of view.

The bonuses awarded to the Named Executive Officers for 2012 fell within the guidelines we established for all of our employees under the Incentive Compensation Policy who received the individual performance ratings assessed and approved for these executives by the organization and compensation committee. In other words, although the bonus awards to the Named Executive Officers were higher than the 115% corporate performance rating, these bonus awards (expressed as a percentage of the participant’s target bonus) were substantially consistent with the bonus awards made to participants in the Incentive Compensation Policy with a similar performance rating (e.g. “exceeds expectations” and “exceptional”). The following table lists the actual annual performance-based incentive compensation awarded to each Named Executive Officer as a percentage of his 2012 target bonus.

Name	Actual Bonus as a Percentage of Target Bonus for Entire 2012 Year (%)
Howard W. Robin	150%
John Nicholson	140%
Rinko Ghosh	120%
Gil M. Labrucherie	135%
Robert A. Medve, M.D.	120%

Discretionary Bonuses Earned in 2012. Mr. Robin and Mr. Nicholson were each also awarded a discretionary bonus of $500 (grossed up for taxes) during 2012 under our Service Award Policy, which generally applies to all employees, upon achievement of five years of service with us.

The amounts of each Named Executive Officer’s bonuses for the 2012 fiscal year are reported in the Summary Compensation Table below.

Long-Term Incentive Compensation: Equity Awards

Overview. In accordance with our objective of aligning executive compensation with our stockholders’ interests, our current long-term incentive program for the Named Executive Officers generally consists of one annual award of equity compensation that is typically subject to a multi-year vesting schedule. We believe that equity compensation is a very effective tool to align the interests of our Named Executive Officers, who have significant responsibility for driving our success, with the interests of our stockholders. We have historically awarded equity compensation in the form of stock options and, in certain circumstances, restricted stock unit awards (“RSUs”). During 2012, we determined that Named Executive Officers would be granted only stock options and that no “full value” RSUs would be granted. Stock options are our preferred form of long-term incentive compensation because they are more performance based with value delivered only if the stock price of our common shares appreciates following the grant.

Performance-Based Equity Compensation Program. In 2012, we established a performance-based stock option award program for our executive officers. Under this program, 50% of the stock options granted to our executive officers for both 2012 and 2013 were made in the form of performance-based stock option awards that vest based on the standard four-year monthly vesting schedule plus a separate performance condition that must also be achieved before the executive officer is permitted to exercise the performance-based stock option. The performance condition will be met only if within five years from the grant date, the company or one of its collaboration partners files a new drug application or biologics license application with the FDA (or the equivalent new drug registration with the European Medicines Agency) for any “Proprietary Company Program” which is defined to include any drug candidate that is wholly-owned by the company (e.g. NKTR-102 or NKTR-181) or where the company is entitled to an average royalty interest equal to or greater than 7.5% of net sales. We believe that this performance hurdle represents a very high bar as the company has not yet achieved this goal to date with a drug candidate based on its pegylation technology. We also believe that achievement of this goal will benefit long-term stockholder value. The remaining 50% of the stock option grants awarded to our executive officers in 2012 and 2013 are subject to our standard time-based vesting requirements. We currently intend to continue the performance-based stock option award program in future years including performance milestones based on corporate accomplishments that we believe are significant and further align the economic interests of our executives with those of our stockholders.

Actual Long-Term Incentives Awarded. The Named Executive Officers received an annual equity award during the first portion of 2012 in connection with the annual performance review process. In determining the grant levels for these awards, the board of directors or the organization and compensation committee, as applicable, considered a number of factors in making our subjective equity award determinations. The most important of these factors included an assessment of individual performance, competitive market practices, the number of unvested stock options held by the executive officer and average exercise price (i.e. the retention value) of these options, the individual’s overall contribution, and stockholder dilution. However, we do not use a formula or assign a particular weight to any one factor in determining equity award levels. Rather, the determination of grant levels is subjective, and the board of directors and organization and compensation committee awards equity grants at levels it believes in its judgment are reasonably competitive and consistent with our philosophy that a substantial portion of our executives’ compensation should be performance-based and help to further link the interests of our executives with those of our stockholders. These annual stock option awards vest monthly over a period of four years and thus provide a retention incentive for the executive as well as an additional incentive to help create value for our stockholders. The organization and compensation committee’s independent consultant provided studies in 2011 and 2012 that indicated that the grant-date value of the equity awards granted to Mr. Robin were below the median of our peer group. For these purposes, the grant-date value of equity awards is determined using the stock option valuation methodology applied in the company’s financial reporting.

In addition, we also granted a stock option to Dr. Medve in connection with his promotion from Vice President and Chief Medical Officer to Senior Vice President and Chief Medical Officer on June 27, 2012. We determined the size of Dr. Medve’s promotion stock option grant in relation to a combination of factors including his individual performance, his expected contribution to the Company, internal pay equity, the number of unvested stock options that he held (including the average exercise price) and retention value. This promotion stock option award vests monthly over a period of four years from the grant date and we believe it provides a significant a retention incentive for Dr. Medve as well as further aligning his long-term compensation with value creation for our stockholders.

The number of shares of common stock subject to stock options granted to each Named Executive Officer during 2012 and the grant-date fair value of these equity awards is presented in the Grants of Plan Based Awards in 2012 table below. A description of the material terms of the 2012 stock option awards is presented in the narrative section following that table.

Grant Date Practices. The grant date for equity awards is typically the date of approval by the organization and compensation committee or the board of directors, as the case may be, or the date an executive officer commences employment for new hire grants. To streamline the administration of our equity plans, the organization and compensation committee or board of directors, as applicable, will generally approve equity awards to newly hired executives at the time their other compensation arrangements are approved, but provide that the grant date will be the date that they actually begin employment. This approach also permits us to match the grant date with the service period of the stock option recipient. We do not have any programs, plans or practices with respect to the timing of stock option grants in coordination with the release of material nonpublic information with the intent to provide value to option recipients. Accordingly, we do not time the release of material nonpublic information for the purpose of affecting the value of equity or other compensation granted to our executive officers. We believe that the grant of equity awards should be made in the normal course of business aligning the interests of the stock option recipients with those of the stockholders rather than seeking to provide an immediate benefit to option recipients through the timing of stock option grants.

CEO Pay-For-Performance Analysis

During the first quarter of each year, typically in late January or early February, the organization and compensation committee and the board of directors make individual compensation decisions for our executive officers based on the overall corporate performance rating and individual performance assessment for the prior calendar year including decisions regarding base salary adjustments, annual bonus determinations, and equity awards. For example, as discussed above, on February 6, 2013, the board of directors awarded Mr. Robin a cash bonus of $910,125 (150% of his target annual bonus) for the 2012 performance period. Under the SEC proxy rules, this bonus amount awarded to Mr. Robin is reflected in the Summary Compensation Table as Non-Equity Incentive Compensation earned by him in 2012. However, on the same day, the board of directors granted Mr. Robin a stock option for 450,000 shares, one-half of which vests based on both continued service and the achievement of a specified performance goal as described above. Under SEC proxy rules, the grant date fair value of this stock option grant would be included in the Summary Compensation Table under Option Awards next year as part of Mr. Robin’s compensation for 2013 rather than for 2012. Similarly, each of the stock option grants made to Mr. Robin in prior years is reported in the Summary Compensation Table as compensation for the year in which the award was granted. Because we view the equity awards we grant to our executives early in each fiscal year primarily as compensation earned for performance during the preceding year, we think it is more appropriate to evaluate pay-for-performance for Mr. Robin by including his February annual equity award in the prior year’s compensation because that is the performance period upon which the board of directors based this compensation decision. The first chart below sets forth Mr. Robin’s compensation for 2010-2012 based on SEC proxy rules and the next chart shows his compensation for those years with the grant date fair value of awards made in February of each year included in the prior year’s compensation.

Summary Compensation Table—Per SEC Rules

Name and Principal Position (a)	Year (b)	Salary ($) (c)	Bonus ($)(1) (d)	Stock Awards ($)(2) (e)	Option Awards ($)(2)(3) (f)	Non-Equity Incentive Plan Compensation ($) (g)	All Other Compensation ($) (i)	Total($) (j)

Howard W. Robin	2012	807,196	500		1,510,160	910,125	18,334	3,246,314
President and Chief Executive Officer	2011	785,131			1,732,530	650,000	14,973	3,182,634
	2010	758,581			3,018,950	700,000	14,973	4,492,504

Summary Compensation Table—With Annual Option Grants Included in Prior Year Compensation

Name and Principal Position (a)	Year (b)	Salary ($) (c)	Bonus ($)(1) (d)	Stock Awards ($)(2) (e)	Option Awards ($)(2)(3) (f)	Non-Equity Incentive Plan Compensation ($) (g)	All Other Compensation ($) (i)	Total($) (j)

Howard W. Robin	2012	807,196	500		2,067,165	910,125	18,334	3,803,319
President and Chief Executive Officer	2011	785,131			1,510,160	650,000	14,973	2,960,264
	2010	758,581			1,732,530	700,000	14,973	3,206,084

(1)	Amounts reported for 2012 represent a discretionary bonus for Mr. Robin under our Service Award Policy upon his achievement of five years of service with the company.
(2)	Amounts reported represent the aggregate grant date fair value of awards granted in the applicable year computed in accordance with FASB ASC Topic 718 (formerly SFAS No. 123R), which excludes the effects of estimated forfeitures. For a complete description of the assumptions made in determining the valuation, please refer to (i) Note 14 (Stock-Based Compensation) to our audited financial statements in our annual report on Form 10-K for the fiscal year ended December 31, 2012 and (ii) similar footnotes to our audited financial statements in our annual reports on Form 10-K for prior years when the awards were granted.)
(3)	The grant date fair value of the stock option award made to Mr. Robin on February 6, 2013 and included in this Option Award column is based upon the following: (i) the stock option was for an aggregate of 450,000 shares of common stock, (ii) the exercise price is $8.80 per share which was the closing price of the company’s common stock on the Nasdaq Global Market on the grant date, (iii) 50% of the shares are subject to time-based vesting and performance-based vesting (as discussed above) and 50% of the shares subject to the option are subject to time-based vesting, and (iv) the term of the stock option is 8 years from the grant date and expires on February 5, 2021.

Severance and Change of Control Benefits

If the employment of a Named Executive Officer is terminated by us without cause or by the executive for a designated good reason outside of the context of a change of control transaction, the executive would be entitled to severance benefits under the executive’s agreements with the company. These severance benefits include a cash severance payment based on the executive’s then current base salary and the amount of his or her target annual incentive bonus, payment of COBRA premiums for one year, and an additional 12 month period to exercise vested options (an 18 month period for Mr. Robin). In order to attract and retain these Named Executive Officers in a competitive environment for highly skilled senior executive talent in the biotechnology and pharmaceutical industry and to provide an incentive to obtain a broad release of claims in favor of the company, we determined it was necessary to offer each of them severance benefits in the case of a termination without cause or constructive termination outside the context of a change of control transaction. Many of our peer companies provide severance benefits for similar types of terminations of employment, and we believe that it is important for us to offer these severance benefits in order to continue to provide a competitive total compensation program. These Named Executive Officers would also be entitled to certain termination benefits upon a termination of employment because of death or disability.

We also maintain a Change of Control Severance Benefit Plan (the “CIC Plan”) that provides the Named Executive Officers with certain severance benefits if their employment is terminated in connection with a change of control. The CIC Plan was originally established in 2006, and no amendments have been made to the plan since that time that would increase the severance benefits available under the CIC Plan. Severance benefits under the CIC Plan are structured on a “double-trigger” basis, meaning that the executive must experience a termination without cause or resign for a specifically defined good reason in connection with the change of control in order for severance benefits to become payable under the CIC Plan. Like the severance benefits under the letter agreements, we believe that these change of control severance benefits are an important element of a competitive total compensation program. Additionally, we believe that providing change of control benefits should eliminate, or at least reduce, any reluctance of our Named Executive Officers and other key employees covered by the CIC Plan to diligently consider and pursue potential change of control opportunities that may be in the best interests of our stockholders. At the same time, by providing change of control benefits only upon the occurrence of an additional triggering event occurring in connection with the change of control transaction resulting in a job loss, we believe that this CIC Plan helps preserve the value of our key personnel for any potential acquiring company.

Under the CIC Plan, the executive would be entitled to accelerated vesting of outstanding equity-based awards upon a termination described above. The other severance benefits under the CIC Plan are generally similar to the severance benefits described above; however Mr. Robin’s cash severance would be increased to cover the two-year period following termination and company-paid COBRA coverage would be increased to eighteen months. Outplacement services received within twelve months following separation, up to a maximum of $5,000, are provided to all participants. In addition, each of the Named Executive Officers would be entitled to full equity vesting and, except for Dr. Medve, a “gross up” payment for any excise taxes imposed under Section 4999 of the Internal Revenue Code once a 10% cutback threshold is exceeded and outplacement benefits. We determined that Mr. Robin should be entitled to increased severance benefits for a termination in connection with a change of control because of his role in the company and the likelihood that a change of control would result in his termination of employment. The excise tax gross-up was included in the CIC Plan as originally adopted in 2006 to make the participants whole for any adverse tax consequences to which they may become subject under Section 4999 of the Internal Revenue Code and to avoid unintended differences in net severance based on individual factors like the date of hire and past option exercise decisions, which preserves the level of change of control severance protections that we have determined to be appropriate. At the time the CIC Plan was established, we believed this excise tax gross-up protection was a reasonable part of a competitive total compensation package and generally consistent with industry practice at the time. On April 5, 2011, the board of directors amended the CIC Plan to eliminate any “gross up” payments for any excise taxes imposed under Section 4999 of the Internal Revenue Code for participants who became eligible to participate in the CIC Plan on or after January 1, 2010. The board of directors decided to eliminate this tax gross-up provision under the plan for new participants based on its review of current industry practices.

The “Potential Payments Upon Termination or Change of Control” section below describes and quantifies the severance and other benefits potentially payable to the Named Executive Officers.

Other Benefits

We believe that establishing competitive benefit packages for employees is an important factor in attracting and retaining highly-qualified personnel, including the Named Executive Officers. The Named Executive Officers are eligible to participate in all of our employee benefit plans, such as medical, dental, vision, group life, disability insurance, commuting benefits, employee stock purchase plan and the 401(k) plan, in each case generally on the same basis as other employees. We do not offer a tax-qualified defined-benefit pension plan or any non-qualified defined benefit retirement plans, nor do we provide material perquisites to our executives.

Assessment of Compensation-Related Risk

As with other companies that utilize pay-for-performance based compensation elements, our focus on a pay-for-performance compensation model inherently presents certain risks as our executive officers and employees strive to achieve high levels of performance to build and expand our business. However, we recognize the need to strike a balance between pay-for-performance and calculated business risk taking, and believe that our compensation program, including the compensation opportunities for our executive officers, should not encourage inappropriate or excessive risk-taking. Several design features of our compensation program that we believe reduce the likelihood of excessive risk-taking include the following:

•	The compensation plan design provides a mix of base salary, short-term incentive compensation opportunity and equity compensation earned over multiple-year periods.

•

The determination of the corporate performance rating under the annual bonus plan is based on the board of directors’ assessment of our achievement of a diversified mix of development, research, organizational and financial objectives. Thus, the achievement of any single corporate objective does not have a disproportionate impact on the aggregate annual bonus awarded.

•	Each employee’s annual cash bonus is determined by a combination of the corporate performance rating and a subjective determination of individual performance.

•	The maximum payout levels for annual incentive bonuses are capped at 200% of each employee’s annual target bonus.

•

A substantial portion of each executive’s compensation opportunity is in the form of long-term equity incentives, which help to further align the long-term interests of our executives with those of our stockholders.

•	All employees are subject to our security trading policy which prohibits trading in derivative securities (i.e. puts or calls), short selling, and any trading in the company’s securities on margin.

•

Each executive officer is subject to our claw-back policy which provides that any compensation received by an executive officer based upon the achievement of financial results that are subsequently revised is subject to cancellation or a reimbursement obligation.

Based on a review of our compensation program, in particular the compensation opportunities for our executive officers, we have concluded that it should not encourage inappropriate or excessive risk-taking that may have a material adverse effect on the company.

Section 162(m) Policy

Section 162(m) of the U.S. Internal Revenue Code limits our deduction for federal income tax purposes to $1 million of compensation paid to certain Named Executive Officers in a taxable year. Compensation above $1 million may be deducted if it is “performance-based compensation” within the meaning of Section 162(m). While we consider the compensation limits of Section 162(m) when designing our executive compensation programs, we reserve discretion to grant compensation from time to time that may not be deductible under the Section 162(m) limits in situations where we have determined the compensation to be appropriate to satisfy our compensation and other objectives. We intend to continue to evaluate the effects of the compensation limits of Section 162(m) and to grant compensation awards in the future in a manner we believe is consistent with the best interests of our company and stockholders.

COMPENSATION COMMITTEE REPORT

The material in this report is being furnished and shall not be deemed “filed” with the SEC for purposes of Section 18 of the Exchange Act or otherwise subject to the liability of that section, nor shall the material in this section be deemed to be “soliciting material” or incorporated by reference in any registration statement or other document filed with the SEC under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, except as otherwise expressly stated in such filing.

The organization and compensation committee has reviewed the Compensation Discussion and Analysis and discussed it with management. Based on its review and discussions with management, the committee recommended to our board of directors that the Compensation Discussion and Analysis be included in our annual report on Form 10-K for the fiscal year ended December 31, 2012 and in our 2012 proxy statement. This report is provided by the following independent directors, who currently comprise the committee:

Lutz Lingnau—Chairman

R. Scott Greer

Joseph J. Krivulka

Christopher A. Kuebler

SUMMARY COMPENSATION TABLE—FISCAL 2010-2012

The following table shows, for the fiscal year ended December 31, 2012, compensation awarded to or earned by our Chief Executive Officer, our Chief Financial Officer and our other three most highly compensated executive officers who were serving as executive officers on December 31, 2012 (the “Named Executive Officers”). To the extent any Named Executive Officers were also named executive officers for the fiscal years ended December 31, 2011 or December 31, 2010, compensation information for our 2011 and 2010 fiscal years is also presented for such executives.

Name and Principal Position (a)	Year (b)	Salary ($) (c)	Bonus ($)(1) (d)	Stock Awards ($)(2) (e)	Option Awards ($)(2) (f)	Non-Equity Incentive Plan Compensation ($)(3) (g)	All Other Compensation ($) (i)		Total($) (j)
Howard W. Robin	2012	807,196	500		1,510,160	910,125	18,334	(4)	3,246,314
President and Chief Executive Officer	2011	785,131			1,732,530	650,000	14,973		3,182,634
	2010	758,581			3,018,950	700,000	14,973		4,492,504

John Nicholson	2012	509,529	500		377,540	357,000	20,032	(5)	1,264,601
Senior Vice President, Finance and Chief Financial Officer	2011	495,583			363,831	260,925	17,538		1,137,878
	2010	478,417			724,548	288,000	15,330		1,506,295

Rinko Ghosh	2012	440,840			377,540	265,000	8,435	(6)	1,091,814
Senior Vice President and Chief Business Officer	2011	428,333	1,000		577,510	225,750	8,989		1,241,582
	2010	397,739			1,533,328	276,750	8,009		2,215,826

Gil M. Labrucherie	2012	488,270			566,310	330,000	17,137	(7)	1,401,717
Senior Vice President and General Counsel	2011	468,083			519,759	306,150	16,540		1,310,532
	2010	434,250	500		724,548	294,300	13,272		1,466,871

Robert A. Medve, M.D.	2012	418,564			1,196,895	279,000	66,353	(8)	1,960,811
Senior Vice President and Chief Medical Officer

(1)	Amounts reported in this column represent discretionary bonuses awarded to each executive upon achievement of five years of service with the company (or ten years in the case of Mr. Ghosh’s award for 2011).
(2)	Amounts reported represent the aggregate grant date fair value of awards granted in the applicable year computed in accordance with FASB ASC Topic 718 (formerly SFAS No. 123R), which excludes the effects of estimated forfeitures. For a complete description of the assumptions made in determining the valuation, please refer to (i) Note 14 (Stock-Based Compensation) to our audited financial statements in our annual report on Form 10-K for the fiscal year ended December 31, 2012 and (ii) similar footnotes to our audited financial statements in our annual reports on Form 10-K for prior years when the awards were granted.

As noted in the Compensation Discussion and Analysis above, certain options granted to the Named Executive Officers in 2012 were subject to performance-based vesting requirements. The amounts reported in the “Option Awards” column of the table for 2012 above include the grant date fair value of these performance-based stock options based on the probable outcome (determined as of the grant date in accordance with applicable accounting rules) of the performance-based conditions applicable to the awards. The probable grant date fair value for these awards was determined assuming that the highest level of the performance conditions would be achieved.

(3)	Amounts reported for 2010, 2011 and 2012 represent amounts earned under the Incentive Compensation Policy for that year or, for Mr. Robin, under his amended and restated offer letter effective as of December 1, 2008. As noted in the “Compensation Discussion and Analysis” above, Mr. Robin’s annual bonus opportunity for 2012 was similar in structure to the bonus opportunities for the other Named Executive Officers under the Incentive Compensation Policy.

(4)	Includes (i) life insurance premiums of $13,488, (ii) $1,485 in long-term disability imputed income paid on a post-tax basis, (iii) a $3,000 contribution to a 401(k) plan, and (iv) a $360 tax gross up on the service award.
(5)	Includes (i) life insurance premiums of $15,261, (ii) $1,485 in long-term disability imputed income paid on a post-tax basis, (iii) a $3,000 contribution to a 401(k) plan, and (iv) a $286 tax gross up on the service award.
(6)	Includes (i) life insurance premiums of $3,924, (ii) $1,426 long-term disability imputed income paid on a post-tax basis, (iii) a $3,000 contribution to a 401(k), and (iv) $54 for parking and $31 for a tax gross up on parking.
(7)	Includes (i) life insurance premiums of $2,550, (ii) $1,485 in long-term disability imputed income paid on a post-tax basis, (iii) a $3,000 contribution to a 401(k) plan, (iv) $9,220 in medical benefits imputed income paid on a post-tax basis, (v) a $750 public transit match, (vi) $83 for parking and $48 for a tax gross up on parking.
(8)	Includes (i) life insurance premiums of $3,798, (ii) $41,320 in reimbursements for relocation and temporary housing, and (iii) a tax gross up of $21,235 related to relocation expenses.

Description of Employment Agreements

Each of the Named Executive Officers has entered into our standard form of employment agreement and an offer letter or letter agreement. The form of employment agreement provides for protective covenants with respect to confidential information, intellectual property and assignment of inventions and also sets forth other standard terms and conditions of employment. The offer letter entered into by Messrs. Robin and Nicholson generally establish each Named Executive Officer’s minimum base salary and target annual short-term incentive compensation amounts, as well as other additional terms and conditions of the executive’s employment. Each of these letters specifies an initial base salary that may be increased in our discretion, but which may not be decreased. The current base salary level for Mr. Robin is $833,270 and for Mr. Nicholson is $525,500. Under the offer letters, Mr. Robin’s annual target bonus is 65% of his base salary, and Mr. Nicholson’s annual target bonus is 50% of his base salary.

The letter agreements entered into by each of the Named Executive Officers establish the compensation arrangements following separation from us under certain circumstances. Please see “Potential Payments upon Termination or Change in Control” below for more information on these separation arrangements.

GRANTS OF PLAN BASED AWARDS IN 2012

The following table shows, for the fiscal year ended December 31, 2012, certain information regarding grants of plan-based awards to the Named Executive Officers.

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#) (i)	All Other Option Awards: Number of Securities Underlying Options (#)(3) (j)	Exercise or Base Price of Option Awards ($/sh) (k)	Grant Date Fair Value of Stock and Option Awards ($)(4) (l)
Name (a)	Grant Date (b)	Threshold ($) (c)	Target ($) (d)	Maximum ($) (e)	Threshold (#) (f)	Target (#) (g)	Maximum (#) (h)
Howard W. Robin
Annual Incentive Award	N/A	—	606,750	1,213,500
Stock Options	2/8/2012								200,000	7.21	755,080
Stock Options	2/8/2012				—	200,000	200,000			7.21	755,080

John Nicholson
Annual Incentive Award	N/A	—	255,334	510,668
Stock Options	2/8/2012								50,000	7.21	188,770
Stock Options	2/8/2012				—	50,000	50,000			7.21	188,770

Rinko Ghosh
Annual Incentive Award	N/A	—	220,913	441,825
Stock Options	2/8/2012								50,000	7.21	188,770
Stock Options	2/8/2012				—	50,000	50,000			7.21	188,770

Gil M. Labrucherie
Annual Incentive Award	N/A	—	244,920	489,840
Stock Options	2/8/2012								75,000	7.21	283,155
Stock Options	2/8/2012				—	75,000	75,000			7.21	283,155

Robert A. Medve, M.D.
Annual Incentive Award	N/A	—	215,000	430,000
Stock Options	2/8/2012								75,000	7.21	283,155
Stock Options	2/8/2012				—	75,000	75,000			7.21	283,155
Stock Options	6/27/2012								150,000	8.01	630,585

(1)	Amounts reported represent the potential short-term incentive compensation amounts payable for our 2012 fiscal year under our Incentive Compensation Policy (or for Mr. Robin, the potential amounts payable under his amended offer letter agreement). The amounts reported represent each Named Executive Officer’s target and maximum possible payments for the entire 2012 calendar year Because actual payments to the Named Executive Officers could range from 0% to 200% of their target bonus, no threshold payment amount has been established for the Named Executive Officers. The actual short-term incentive bonus amount (if any) earned by each Named Executive Officer for 2012 is reported in Column (g) (Non-Equity Incentive Plan Compensation) of the Summary Compensation Table above.
(2)	For the stock options awarded on February 8, 2012, these grants are subject to both a 4-year time-based vesting requirement and the achievement of specified performance criteria.
(3)	For the stock options awarded on February 8, 2012 and June 27, 2012, these grants are subject to a 4-year time-based vesting requirement.
(4)	Refer to Note 14 (Stock-Based Compensation) to our audited financial statements in our annual report on Form 10-K for the fiscal year ended December 31, 2012 for the relevant assumptions used to determine the grant date fair value of the stock options granted during 2012. The amounts reflected in this column for stock options granted during 2012 that are subject to performance-based vesting conditions represent the grant date fair value of these awards based on the probable outcome (determined as of the grant date in accordance with applicable accounting rules) of the performance-based conditions applicable to the awards.

Description of Plan-Based Awards

Stock Options. Each stock option granted to the Named Executive Officers during 2012 may be exercised to purchase the designated number of shares of our common stock at an exercise price equal to the closing price of the underlying common stock on the grant date. During 2012, the Named Executive Officers were granted only non-qualified stock options. Each Named Executive Officer’s stock option award granted in 2012 has a maximum term of eight years and is subject to a vesting schedule that requires the executive’s continued service through the vesting date. For the stock option awards granted to Named Executive Officers in February 2012, 50% of the options granted will vest and become exercisable on a monthly pro-rata basis over a four-year period following the grant date, and 50% of the options granted will vest and become exercisable after achievement of specified performance criteria described further below as well as also being subject to vesting on a monthly pro-rata basis over a four-year period following the grant date.

In 2012, we established a performance-based stock option award program for our executive officers. Under this program, 50% of the stock options granted to our executive officers in February 2012 were made in the form of performance-based stock option awards that vest based on the standard four-year monthly time-based vesting plus a separate performance condition that must also be achieved before the executive officer is permitted to exercise the performance-based stock option. The performance condition will be met only if within five years from the grant date, the company or one of its collaboration partners files a new drug application or biologics license application with the FDA (or the equivalent new drug registration with the European Medicines Agency) for any “Proprietary Company Program” which is defined to include any drug candidate that is wholly-owned by the company (e.g. NKTR-102 or NKTR-181) or where the company is entitled to an average royalty interest equal to or greater than 7.5% of net sales.

Any stock options that are unvested upon a Named Executive Officer’s termination of continuous employment or services will be forfeited without any value, unless the termination of continuous service is a result of disability or death, in which event, subject to any restrictions in the stock option agreement or equity incentive plan, the option would become fully vested and exercisable as of the date of termination. In accordance with the letter agreements for the Named Executive Officers described above, any stock options that are vested upon termination of continuous service by us without cause or by the executive for a good reason resignation (as defined in the CIC Plan) will generally remain outstanding and exercisable for 12 months following termination (18 months for Mr. Robin). This exercise period is also 12 months if the termination of employment or continuous services is because of disability and is 18 months if the termination is a result of death. We also have the discretion to extend the applicable exercise period in connection with other terminations of employment. Any vested options that are not exercised within the applicable post-termination of employment exercise period will terminate.

All or a portion of each Named Executive Officer’s stock option award may also become vested and exercisable upon or in connection with a change of control or certain corporate transactions with respect to us, upon certain terminations of the Named Executive Officer’s employment without cause or for a good reason resignation in connection with a change of control and in connection with terminations of employment resulting from disability or death. Please see the “Potential Payments Upon Termination or Change of Control” section below for a description of the vesting that may occur in such circumstances.

Each Named Executive Officer’s stock option award was granted under, and is subject to the terms of, the 2008 Equity Incentive Plan. The plans are administered by the organization and compensation committee, and this committee has the ability to interpret and make all required determinations under the plans. This authority includes making required proportionate adjustments to outstanding stock options to reflect certain corporate transactions and making provision to ensure that participants satisfy any required withholding taxes.

The Named Executive Officers are not entitled to any dividend equivalent rights on their stock option awards, and stock option awards are generally only transferable to a beneficiary of a Named Executive Officer upon his death.

Short-Term Incentive Compensation. All of the Named Executive Officers were eligible to earn a short-term incentive compensation payment under the Incentive Compensation Policy or, for Mr. Robin, under an arrangement that mirrors the Incentive Compensation Policy. These opportunities are reflected in the “Estimated

Possible Payouts Under Non-Equity Incentive Plan Awards” columns of the table above. Please see “Compensation Discussion and Analysis—Current Executive Compensation Program Elements—Short-Term Incentive Compensation and Discretionary Bonuses” for a description of the material terms of the Incentive Compensation Policy and Mr. Robin’s related short-term incentive compensation arrangement.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END FOR 2012

The following table includes certain information with respect to the value of all unexercised options and stock awards previously awarded to the Named Executive Officers as of December 31, 2012.

		Option Awards							Stock Awards
Name (a)	Grant Date	Number of Securities Underlying Unexercised Options(#) Exercisable (b)	Number of Securities Underlying Unexercised Options(#) Unexercisable (c)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)(1) (d)		Option Exercise Price ($) (e)	Option Expiration Date (2) (f)	Shares or Units of Stock That Have Not Vested (#) (g)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3) (h)	Equity Incentive Plan Awards: Number of Unearned Shares/ Units etc. That Have Not Vested (#) (i)		Equity Incentive Plan Awards: Payout value of Unearned Shares/ Units etc. That Have Not Vested ($)(3) (j)
Howard W. Robin	1/16/2007	34,435	0	(4)			14.52	1/15/2015
	1/16/2007	565,565	0	(4)			14.52	1/15/2015
	12/21/2007	700,000	0	(5)			6.98	12/20/2015
	2/25/2008	400,000	0	(6)			6.46	2/24/2016
	2/23/2009	503,125	21,875	(6)			4.65	2/22/2017
	2/1/2010	354,166	145,834	(6)			11.34	1/31/2018
	2/8/2011	137,500	162,500	(6)			10.69	2/7/2019
	2/8/2012	41,666	158,334	(6)			7.21	2/7/2020
	2/8/2012				200,000	(11)	7.21	2/7/2020

John Nicholson	10/2/2007	45,092	0	(5)			8.87	10/1/2015
	10/2/2007	154,908	0	(5)			8.87	10/1/2015
	12/21/2007	100,000	0	(5)			6.98	12/20/2015
	2/25/2008	85,000	0	(6)			6.46	2/24/2016
	2/23/2009	115,000	5,000	(6)			4.65	2/22/2017
	6/10/2009	131,250	18.750	(5)			6.34	6/9/2017
	11/18/2009	25,000	0	(7)			9.24	11/17/2017
	2/1/2010	85,000	35,000	(6)			11.34	2/1/2018
	2/8/2011	28,875	34,125	(6)			10.69	2/7/2019
	2/8/2012	10,416	39,584	(6)			7.21	2/7/2020
	2/8/2012				50,000	(11)	7.21	2/7/2020

Rinko Ghosh	5/14/2003	1,400	0	(8)			7.84	5/13/2013
	2/7/2005	3,000	0	(9)			18.95	2/6/2013
	8/1/2005	2,000	0	(9)			18.76	7/31/2013
	2/1/2006										3,600	(10)	26,676
	8/15/2006	15,000	0	(9)			16.39	8/14/2014
	3/16/2007	9,900	0	(6)			11.38	3/15/2015
	3/20/2008	100,000	0	(5)			6.65	3/19/2016
	2/23/2009	38,333	1,667	(5)			4.65	2/22/2017
	2/23/2009	57,500	2,500	(6)			4.65	2/22/2017
	12/11/2009	75,000	25,000	(5)			9.2	12/10/2017
	2/1/2010	42,500	17,500	(6)			11.34	1/31/2018
	2/1/1010	42,500	17,500	(5)			11.34	1/31/2018
	3/22/2010	68,750	31,250	(6)			15.19	3/21/2018
	2/8/2011	45,833	54,167	(6)			10.69	2/7/2019
	2/8/2012	10,416	39,584	(6)			7.21	2/7/2020
	2/8/2012				50,000	(11)	7.21	2/7/2020

		Option Awards							Stock Awards
Name (a)	Grant Date	Number of Securities Underlying Unexercised Options(#) Exercisable (b)	Number of Securities Underlying Unexercised Options(#) Unexercisable (c)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)(1) (d)		Option Exercise Price ($) (e)	Option Expiration Date (2) (f)	Shares or Units of Stock That Have Not Vested (#) (g)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3) (h)	Equity Incentive Plan Awards: Number of Unearned Shares/ Units etc. That Have Not Vested (#) (i)	Equity Incentive Plan Awards: Payout value of Unearned Shares/ Units etc. That Have Not Vested ($)(3) (j)
Gil M. Labrucherie	10/24/2005	30,000	0	(4)			15.01	10/23/2013
	3/16/2007	9,900	0	(6)			11.38	3/15/2015
	4/2/2007	10,500	0	(6)			13.02	4/1/2015
	12/21/2007	200,000	0	(5)			6.98	12/20/2015
	2/25/2008	70,000	0	(6)			6.46	2/24/2016
	2/23/2009	115,000	5,000	(6)			4.65	2/22/2017
	6/10/2009	153,125	21,875	(5)			6.34	6/9/2017
	11/18/2009	25,000	0	(7)			9.24	11/17/2017
	2/1/2010	85,000	35,000	(6)			11.34	1/31/2018
	2/8/2011	41,250	48,750	(6)			10.69	2/7/2019
	2/8/2012	15,625	59,375	(6)			7.21	2/7/2020
	2/8/2012				75,000	(11)	7.21	2/7/2020

Robert A. Medve, M.D.	3/31/2011	33,468	43,032	(5)			9.47	3/30/2019
	6/13/2011	8,812	14,688	(5)			7.55	6/12/2019
	2/8/2012	15,625	59,375	(6)			7.21	2/7/2020
	2/8/2012				75,000	(11)	7.21	2/7/2020
	6/27/2012	18,750	131,250	(6)			8.01	6/26/2020

(1)	Options subject to achievement of specified performance criteria.
(2)	For all Named Executive Officers, the expiration date shown is the normal expiration date occurring on the eighth anniversary of the grant date for grants made after 2003 and the tenth anniversary of the grant date for grants made before 2004, which is the latest date that the options may be exercised. Options may terminate earlier in certain circumstances, such as in connection with a Named Executive Officer’s termination of employment or in connection with certain corporate transactions, including a change of control.
(3)	Restricted stock unit value is calculated based on the December 30, 2012, closing price of our common stock of $7.41.
(4)	Options vest over a five year period, with the first 20% of the options vesting one year from the date of grant and the remaining portion of the options vesting pro-rata on a monthly basis over the following four years.
(5)	Options vest over a four year period, with the first 25% of the options vesting one year from the date of grant and the remaining portion of the options vesting pro-rata on a monthly basis over the following three years.
(6)	Options vest pro-rata on a monthly basis over a period of four years from the date of grant.
(7)	Options vest pro-rata on a monthly basis over a twelve month period.
(8)	Options vest over a five year period, with 0% of the options vesting for the first four years from the date of grant then the options vesting pro-rata on a monthly basis over the fifth year.
(9)	Options vest pro-rata on a monthly basis over a period of five years from the date of grant.
(10)	This restricted stock unit award vests based upon achievement of a regulatory filing for a proprietary drug candidate development program before the eighth anniversary of the grant date.
(11)	Options vest upon achievement of specified performance criteria, and additionally once the applicable performance goal has been achieved, will vest pro-rata on a monthly basis over a period of four years from the date of grant.

OPTION EXERCISES AND STOCK VESTED IN 2012

The following table includes certain information with respect to the exercise of stock options by the Named Executive Officers during the fiscal year ended December 31, 2012, and on the vesting during our 2012 fiscal year of stock awards held by the Named Executive Officers.

	Option Awards		Stock Awards
Name (a)	Number of Shares Acquired on Exercise(#) (b)	Value Realized on Exercise($) (c)	Number of Shares Acquired on Vesting(#) (d)	Value Realized on Vesting($) (e)
Howard W. Robin	—	—	—	—
John Nicholson	—	—	—	—
Rinko Ghosh	—	—	—	—
Gil M. Labrucherie	—	—	—	—
Robert A. Medve, M.D.	—	—	—	—

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL

The following section describes the benefits that may become payable to the Named Executive Officers in connection with their termination of employment with us or in connection with a change of control. Please see “Compensation Discussion and Analysis—Severance and Change of Control Benefits” for a discussion of how the payments and benefits presented below were determined.

Severance Benefits—No Change of Control

Each of the Named Executive Officers is a party to certain letter agreements and our standard form executive employment agreement, and these agreements include provisions for severance benefits upon certain terminations of employment that are not related to a change of control. Upon a termination of employment by us without cause or by the executive for a good reason resignation (as defined in the CIC Plan and described below), the executive would be entitled to the following severance benefits: (i) a cash severance payment equal to his or her total annual cash compensation target (including base salary and the target value of his or her annual incentive bonus, as such bonus target may be adjusted downward to take into account our performance through the fiscal quarter preceding termination), (ii) an extension of the exercise period for the vested and unexercised portion of all outstanding stock options held by him or her for up to 12 months (18 months for Mr. Robin) following termination and (iii) payment of all applicable COBRA premiums for the executive for up to one year following the termination date. In order to receive the severance benefits described above, each executive must first execute an effective waiver and release of claims in favor of us. Each executive’s cash severance payment would ordinarily be paid in a lump-sum within 60 days following the executive’s separation from service, although payment will be delayed to the extent required to comply with Section 409A of the Internal Revenue Code.

If a Named Executive Officer’s employment with us terminates as a result of death, the executive’s outstanding unvested stock options will become fully vested upon the executive’s death and will be exercisable for up to 18 months following termination pursuant to the terms of the company’s equity incentive compensation plans. In addition, in the case of Mr. Robin and Mr. Nicholson, the executive’s estate would be entitled to a pro-rata portion of the executive’s target annual incentive bonus for the year in which his death occurred.

If a Named Executive Officer terminates employment with us as a result of disability, the executive’s outstanding unvested stock options will become fully vested upon his disability and will be exercisable for up to twelve months following termination pursuant to the terms of the company’s equity incentive compensation plans. In addition, pursuant to their offer letter agreements, Mr. Robin and Mr. Nicholson would each be entitled to receive a pro-rata portion of the executive’s target annual incentive bonus for the year of termination.

Pursuant to our standard form employment agreement, following a termination of employment, each Named Executive Officer will be subject to an indefinite restriction on the disclosure of our confidential information and a one-year non-solicitation restriction covering our customers and employees, as well as certain other restrictions.

The following table lists the estimated amounts that would become payable to each of the Named Executive Officers under the circumstances described above, assuming that the applicable triggering event occurred on December 31, 2012.

Executive & Triggering Event	Estimated Value of Cash Severance ($)	Estimated Value of COBRA Benefits ($)(1)	Estimated Value of Vesting Acceleration ($)(2)	Estimated Value of Pro-Rata Bonus ($)	Estimated Total ($)
Howard W. Robin
Without Cause or Good Reason	1,415,750	27,941	N/A	N/A	1,443,691
Disability	N/A	N/A	132,042	606,750	738,792
Death	N/A	N/A	132,042	606,750	738,792

John Nicholson
Without Cause or Good Reason	766,002	31,772	N/A	N/A	797,774
Disability	N/A	N/A	31,737	255,334	287,071
Death	N/A	N/A	31,737	255,334	287,071

Rinko Ghosh
Without Cause or Good Reason	662,738	18,098	N/A	N/A	680,836
Disability	N/A	N/A	29,418	N/A	29,418
Death	N/A	N/A	29,418	N/A	29,418

Gil M. Labrucherie
Without Cause or Good Reason	734,760	27,941	N/A	N/A	762,701
Disability	N/A	N/A	64,081	N/A	64,081
Death	N/A	N/A	64,081	N/A	64,081

Robert A. Medve, M.D.
Without Cause or Good Reason	645,000	27,941	N/A	N/A	672,941
Disability	N/A	N/A	26,875	N/A	26,875
Death	N/A	N/A	26,875	N/A	26,875

(1)	The value of COBRA benefits are based upon actual rates as of December 2012.
(2)	For purposes of this table, we have assumed that (i) the price per share of our common stock is equal to the closing price per share on the last trading day of the fiscal year ended December 31, 2012 ($7.41), and (ii) the value of any stock options or restricted stock units that may be accelerated is equal to the full value of such awards on that date (i.e., the full “spread” value for stock options and the full value of the shares underlying restricted stock unit awards). No value is attributed to any stock options with an exercise price greater than or equal to $7.41.

Severance Benefits—Change of Control

Each of the Named Executive Officers is covered under the CIC Plan. The CIC Plan provides for certain severance benefits to these executives and our other employees covered by the plan upon certain terminations of employment occurring in connection with a change of control of us.

If a change of control of the company occurs, each Named Executive Officer will be entitled to severance benefits under the CIC Plan if the executive’s employment is terminated by us or a successor company without cause or by the executive for a good reason resignation, in each case within a period generally beginning on the date the agreement providing for a change of control is executed and ending twelve months following the change of control. Severance benefits under the CIC Plan include: (i) a cash severance payment equal to 12 months of base salary (24 months for Mr. Robin) and the target value of the executive’s annual incentive bonus, (ii) payment by us of the same portion of the executive’s COBRA premiums as we pay for active employees’ group health coverage for up to 12 months (18 months for Mr. Robin) following termination, (iii) provision of up to $5,000 for outplacement services received within 12 months following termination, (iv) accelerated vesting of all outstanding stock options, restricted stock units and other outstanding equity awards; and (v) other than in the case of Dr. Medve, a “gross up” payment to compensate the executive for excise taxes (if any) imposed under Section 4999 of the Internal Revenue Code, but only to the extent the excise taxes cannot be avoided by reducing the severance benefits by an amount not exceeding 10% such that the executive receives a greater-after tax amount as a result of the “cut-back” in benefits. In April 2011, the board of directors amended the CIC Plan so that this “gross up” benefit is not available for new hires following January 1, 2010 but is grandfathered for employees who joined the CIC Plan before that date so long as they are not promoted to a position such that he or she would be entitled to additional benefits under the plan. Accordingly, Dr. Medve is not entitled to this “gross up” benefit as he joined the CIC Plan after January 1, 2010. In order to receive the severance benefits described above, each executive must first execute an effective waiver and release of claims in favor of us pursuant to a separation and release agreement. Each executive’s cash severance payment will ordinarily be paid in a lump-sum within 60 days following the executive’s separation from service, although payment will be delayed to the extent required to comply with Section 409A of the Internal Revenue Code.

For the purposes of the CIC Plan, a good reason resignation means a resignation upon the occurrence of one or more of the following events: (i) assignment of any authority, duties or responsibilities that results in a material diminution in the executive’s authority, duties or responsibilities as in effect immediately prior to the change of control, (ii) assignment to a work location more than 50 miles from the executive’s immediately previous work location, unless such reassignment of work location decreases the executive’s commuting distance from his or her residence to the executive’s assigned work location, (iii) a material diminution in the executive’s monthly base salary as in effect on the date of the change of control or as increased thereafter, (iv) notice to the executive by us or the successor company during the 12-month period following the change of control that the executive’s employment will be terminated under circumstances that would trigger severance benefits under the CIC Plan but for the designation of a date for termination that is greater than 12 months following the change of control and (v) for Mr. Robin, if he does not serve in his same position in the successor company or is not appointed to the board of directors of the successor company. In order for a good reason resignation to occur, the executive must first give us timely written notice of the grounds for good reason resignation, and we must have failed to cure such condition after a period of 30 days.

Pursuant to the CIC Plan, the separation and release agreement that each of the Named Executive Officers will be required to execute to receive severance benefits under the plan will also require each executive to agree to continue to be subject to the restrictions on the disclosure of our confidential information in his or her employment agreement, to non-solicitation restrictions and to certain other restrictions.

Had a change of control occurred during the 2012 fiscal year and had the employment of each of the Named Executive Officers terminated on December 31, 2012 under one of the qualifying circumstances described above, each executive would have been entitled to receive the estimated benefits set forth in the table below.

Name(1)	Estimated Value of Cash Severance($)	Estimated Value of COBRA and Outplacement Benefits($)(2)	Estimated Value of Vesting Acceleration ($)(1)	Estimated Value of Excise Tax Gross-Up($)	Estimated Total($)
Howard W. Robin	2,831,500	46,911	132,042	0	3,010,453
John Nicholson	766,002	36,772	31,737	0	834,510
Rinko Gosh	662,738	23,098	29,418	0	715,253
Gil M. Labrucherie	734,760	32,941	64,081	0	831,782
Robert A. Medve, M.D.	645,000	32,941	26,875	N/A	704,816

(1)	Pursuant to the terms of our equity compensation plans, these Named Executive Officers would also have been entitled to this same full equity acceleration (i) if a corporate transaction (as defined in the applicable plan) occurred and the surviving or acquiring corporation refused to assume outstanding equity awards or substitute similar replacement awards for outstanding equity awards or (ii) upon the acquisition by any person of beneficial ownership of 50% or more of the combined voting power of our shares in a transaction that is not a corporate transaction as defined in the applicable plan. See note (2) to the table above for the calculation of these amounts.
(2)	This amount includes estimated COBRA premiums based upon actual rates as of December 2012 and up to $5,000 for outplacement services.

EQUITY COMPENSATION PLANS

At December 31, 2012, we had 29,915,641 reserved shares of common stock, all of which are reserved for issuance in our equity compensation plans as summarized in the following table (share number in thousands):

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options & Vesting of RSUs (a)	Weighted-Average Exercise Price of Outstanding Options (b)	Number of Securities Remaining Available for Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column(a)) (c)
Equity compensation plans approved by security holders(1)	12,292	$8.66	10,800
Equity compensation plans not approved by security holders	6,824	$9.71	—

Total	19,116	$9.03	10,800

(1)	Includes shares of common stock available for future issuance under our ESPP as of December 31, 2012.

INFORMATION ABOUT OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FEES AND SERVICES

The following table represents aggregate fees billed to us for fiscal years ended December 31, 2012 and December 31, 2011 by Ernst & Young LLP, our independent registered public accounting firm.

	Fiscal Year Ended
	2012	2011
Audit Fees	$1,179,073	$1,101,872
Tax Fees	147,332	60,134
All Other Fees	—	7,500

Total	$1,326,405	$1,169,506

Audit Fees. This category consists of fees related to the integrated audit of our annual consolidated financial statements, and of our internal control over financial reporting, review of interim condensed consolidated financial statements included in our Form 10-Q quarterly reports, and audit services that are normally provided by the independent registered public accounting firm in connection with statutory audit and regulatory filings.

Tax Fees. This category consists of services provided for international tax compliance and tax consultation services.

All Other Fees. This category consists of fees for all other services provided by Ernst & Young LLP that are not reported above. During 2012, no such services were performed.

The audit committee approved all fees described above.

PRE-APPROVAL POLICIES AND PROCEDURES

The audit committee has adopted policies and procedures for the pre-approval of audit and non-audit services rendered by our independent registered public accounting firm, Ernst & Young LLP. The policy generally requires pre-approval for specified services in the defined categories of audit services, audit-related services and tax services up to specified amounts. Pre-approval may also be given as part of the audit committee’s approval of the scope of the engagement of the independent registered public accounting firm or on an individual explicit case-by-case basis before the independent registered public accounting firm is engaged to provide each service. The pre-approval of services may be delegated to one or more of the audit committee’s members, but the decision must be reported to the full audit committee at its next scheduled meeting.

The audit committee reviews both audit and non-audit services performed by Ernst & Young LLP and the fees charged for such services on at least an annual basis. Among other things, the audit committee reviews non-audit services proposed to be provided by Ernst & Young LLP and pre-approves such services only if they are compatible with maintaining Ernst & Young LLP’s status as an independent registered public accounting firm. All services provided by Ernst & Young LLP in 2012 and 2011 were pre-approved by the audit committee after review of each of the services proposed for approval.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The material in this report is being furnished and shall not be deemed “filed” with the SEC for purposes of Section 18 of the Exchange Act or otherwise subject to the liability of that section, nor shall the material in this section be deemed to be “soliciting material’ or incorporated by reference in any registration statement or other document filed with the SEC under the Securities Act or the Exchange Act, except as otherwise expressly stated in such filing.

The audit committee is currently comprised of four non-employee directors, Susan Wang, who chairs the committee, and R. Scott Greer, Joseph J. Krivulka, and Dennis L. Winger. Our board of directors has determined that Ms. Wang and Messrs. Greer, Krivulka, and Winger meet the independence requirements set forth in Rule 10A-3(b)(1) under the Exchange Act and in the applicable NASDAQ rules. In addition, the board of directors has determined that Ms. Wang and Mr. Winger each qualify as audit committee financial experts as defined by SEC rules. The audit committee has the responsibility and authority described in the Nektar Therapeutics Audit Committee Charter, which has been approved by the board of directors. A copy of the Audit Committee Charter is available on our website at www.nektar.com .

The audit committee is responsible for assessing the information provided by management and our registered public accounting firm in accordance with its business judgment. Management is responsible for the preparation, presentation and integrity of our financial statements and for the appropriateness of the accounting principles and reporting policies that are used. Management is also responsible for testing the system of internal controls and reports to the audit committee on any deficiencies found. Our independent registered public accounting firm, Ernst & Young LLP, is responsible for auditing the annual financial statements and for reviewing the unaudited interim financial statements.

In fulfilling its oversight responsibilities, the audit committee has reviewed and discussed the audited financial statements in the annual report on Form 10-K for the year ended December 31, 2012 with both management and our registered public accounting firm. The audit committee’s review included a discussion of the quality and integrity of the accounting principles, the reasonableness of significant estimates and judgments and the clarity of disclosures in the financial statements.

The audit committee reviewed with our registered public accounting firm the overall scope and plan of the audit. In addition, it met with our registered public accounting firm, with and without management present, to discuss the results of our registered public accounting firm’s examination, the evaluation of our system of internal controls, the overall quality of our financial reporting and such other matters as are required to be discussed under generally accepted accounting standards in the United States. The audit committee has also received from, and discussed with, our registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61, as amended.

The audit committee has discussed with Ernst & Young LLP that firm’s independence from management and our company, including the matters in the written disclosures and the letter regarding independence from Ernst & Young LLP required by applicable requirements of the Public Company Accounting Oversight Board. The audit committee has also considered the compatibility of audit related and tax services with the auditors’ independence. Based on its evaluation, the audit committee has selected Ernst & Young LLP as our registered public accounting firm for the fiscal year ending December 31, 2013.

In reliance on the reviews and discussions referred to above, the audit committee recommended to the board of directors, and the board of directors approved, the inclusion of the audited financial statements and management’s assessment of the effectiveness of our internal controls over financial reporting in the annual report on Form 10-K for the year ended December 31, 2012 filed with the SEC.

Audit Committee

Susan Wang—Chairwoman

R. Scott Greer

Joseph J. Krivulka

Dennis L. Winger

OTHER MATTERS

The board of directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

ADDITIONAL INFORMATION

Our website address is http://www.nektar.com. The information in, or that can be accessed through, our website is not deemed to be incorporated by reference into this proxy statement. Our annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K and amendments to those reports are available, free of charge, on or through our website as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. The public may read and copy any materials we file with the SEC at the SEC’s Public Reference Room at 100 F Street, NE, Washington, D.C. 20549. Information on the operation of the Public Reference Room can be obtained by calling 1-800-SEC-0330. The SEC maintains an internet site that contains reports, proxy and information statements and other information regarding our filings at www.sec.gov. In addition, a copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2012 filed with the SEC is available without charge upon written request to: Secretary, Nektar Therapeutics, 455 Mission Bay Boulevard South, San Francisco, California 94158.

By Order of the Board of Directors

Gil M. Labrucherie

Gil M. Labrucherie

Senior Vice President, General Counsel and

Secretary

May 3, 2013

NEKTARTM

NEKTAR THERAPEUTICS

ATTN: GIL LABRUCHERIE

455 MISSION BAY BOULEVARD SOUTH

SAN FRANCISCO, CA 94158

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on June 12, 2013. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by Nektar Therapeutics in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on June 12, 2013. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M59982-P39173-Z60239

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

NEKTAR THERAPEUTICS

The Board of Directors recommends a vote “FOR” each nominee listed in Proposal 1 and “FOR” Proposals 2 and 3.

Vote on Directors

1. To elect three directors with terms to expire at the 2016 Annual Meeting of Stockholders;

Nominees:

1a. R. Scott Greer

1b. Christopher A. Kuebler

1c. Lutz Lingnau

For

Against

Abstain

Vote on Other Proposals

For

Against

Abstain

2. To ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2013.

3. To approve a non-binding advisory resolution regarding our executive compensation (a “say-on-pay” vote).

For address changes and/or comments, please check this box and write them on the back where indicated.

MATERIALS ELECTION

As of July 1, 2007, SEC rules permit companies to send you a notice that proxy information is available on the Internet (the “Notice”), instead of mailing you a complete set of materials. Check the box to the right if you want to receive a complete set of future proxy materials by mail, at no cost to you. If you do not take action you may receive only a Notice.

Yes No

Please indicate if you plan to attend this meeting.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]

Date

Signature (Joint Owners)

Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

M59983-P39173-Z60239

NEKTAR THERAPEUTICS

PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 13, 2013

The undersigned hereby appoints Howard W. Robin and Gil M. Labrucherie, and each of them, as attorneys-in-fact and proxies of the undersigned, with full power of substitution, to vote all of the shares of stock of Nektar Therapeutics which the undersigned may be entitled to vote at the annual meeting of stockholders of Nektar Therapeutics to be held on Thursday, June 13, 2013 at 2:00 p.m. local time at Nektar Therapeutics, 455 Mission Bay Boulevard South, San Francisco, CA 94158 (and at any and all postponements, continuations and adjournments thereof), with all powers that the undersigned would possess if personally present, upon and in respect of the matters listed on the reverse side and in accordance with the instructions specified on the reverse side, with discretionary authority as to any and all matters that may properly come before the meeting.

Unless a contrary direction is indicated, this Proxy will be voted FOR all nominees listed in Proposal 1, and FOR Proposals 2 and 3, as more specifically indicated in the Proxy Statement, and at the discretion of the proxies with regard to any other matter that may properly come before the meeting or any continuation, adjournment or postponement thereof. If you vote by telephone or Internet, you do not need to mail back this Proxy.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side